                                  CREDIT AGREEMENT

                             Dated as of March 22, 1999


                                       among


                          PRECEPT BUSINESS SERVICES, INC.


                         THE INSTITUTIONS FROM TIME TO TIME
                             PARTIES HERETO AS LENDERS

                                        and

                                BANK ONE, TEXAS, NA
                                      as Agent

                                        and

                        FIRST CHICAGO CAPITAL MARKETS, INC.
                                    as Arranger


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

                                 TABLE OF CONTENTS
Section                                                                     Page
-------                                                                     ----
ARTICLE I:  DEFINITIONS                                                      1
     1.1  CERTAIN DEFINED TERMS                                              1
     1.2  REFERENCES                                                         24

ARTICLE II:  THE LOAN FACILITIES                                             24
     2.1  REVOLVING LOANS                                                    24
     2.2  RATE OPTIONS FOR ALL ADVANCES                                      24
     2.3  OPTIONAL PAYMENTS; MANDATORY PREPAYMENTS                           24
            (A)  OPTIONAL PAYMENTS                                           24
            (B)  MANDATORY PREPAYMENTS                                       25
     2.4  CHANGES IN COMMITMENTS                                             25
     2.5  METHOD OF BORROWING                                                27
     2.6  METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR ADVANCES        27
     2.7  MINIMUM AMOUNT OF EACH ADVANCE                                     28
     2.8  METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR
            CONVERSION AND CONTINUATION OF ADVANCES                          28
            (A)  RIGHT TO CONVERT                                            28
            (B)  AUTOMATIC CONVERSION AND CONTINUATION                       29
            (C)  NO CONVERSION POST-DEFAULT OR POST-UNMATURED DEFAULT        29
            (D)  CONVERSION/CONTINUATION NOTICE                              29
     2.9  DEFAULT RATE                                                       29
     2.10 METHOD OF PAYMENT                                                  29
     2.11 REVOLVING NOTES, TELEPHONIC NOTICES                                29
     2.12 PROMISE TO PAY; INTEREST AND COMMITMENT FEES; INTEREST
            PAYMENT DATES; INTEREST AND FEE BASIS; TAXES; LOAN AND
            CONTROL ACCOUNTS                                                 30
            (A)  PROMISE TO PAY                                              30
            (B)  INTEREST PAYMENT DATES                                      30
            (C)  COMMITMENT FEES                                             30
            (D)  INTEREST AND FEE BASIS; APPLICABLE EURODOLLAR MARGIN,
                   APPLICABLE FLOATING RATE MARGIN AND APPLICABLE
                   COMMITMENT FEE PERCENTAGE                                 31
            (F)  LOAN ACCOUNT                                                35
            (G)  CONTROL ACCOUNT                                             35
            (H)  ENTRIES BINDING                                             35
     2.13 NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND
            AGGREGATE COMMITMENT REDUCTIONS                                  35
     2.14 LENDING INSTALLATIONS                                              35
     2.15 NON-RECEIPT OF FUNDS BY THE AGENT                                  35
     2.16 TERMINATION DATE                                                   36
     2.17 REPLACEMENT OF CERTAIN LENDERS                                     36
     2.18 COLLECTION ACCOUNT ARRANGEMENTS                                    37

ARTICLE III:  THE LETTER OF CREDIT FACILITY                                  38
     3.1  OBLIGATION TO ISSUE                                                38


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     3.2  TYPES AND AMOUNTS                                                  38
     3.3  CONDITIONS.                                                        38
     3.4  PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT                        39
     3.5  LETTER OF CREDIT PARTICIPATION                                     39
     3.6  REIMBURSEMENT OBLIGATION                                           40
     3.7  LETTER OF CREDIT FEES                                              40
     3.8  ISSUING BANK REPORTING REQUIREMENTS.                               40
     3.9  INDEMNIFICATION; EXONERATION                                       41
     3.10 CASH COLLATERAL                                                    42

ARTICLE IV:  CHANGE IN CIRCUMSTANCES                                         42
     4.1  YIELD PROTECTION                                                   42
     4.2  CHANGES IN CAPITAL ADEQUACY REGULATIONS                            43
     4.3  AVAILABILITY OF TYPES OF ADVANCES                                  44
     4.4  FUNDING INDEMNIFICATION                                            44
     4.5  LENDER STATEMENTS; SURVIVAL OF INDEMNITY                           44

ARTICLE V:  CONDITIONS PRECEDENT                                             45
     5.1  INITIAL ADVANCES AND LETTERS OF CREDIT                             45
     5.2  EACH ADVANCE AND LETTER OF CREDIT                                  46

ARTICLE VI:  REPRESENTATIONS AND WARRANTIES                                  47
     6.1  ORGANIZATION; CORPORATE POWERS                                     47
     6.2  AUTHORITY                                                          47
     6.3  NO CONFLICT; GOVERNMENTAL CONSENTS                                 48
     6.4  FINANCIAL STATEMENTS                                               48
     6.5  NO MATERIAL ADVERSE CHANGE                                         48
     6.6  TAXES                                                              49
            (A)  TAX EXAMINATIONS                                            49
            (B)  PAYMENT OF TAXES                                            49
     6.7  LITIGATION; LOSS CONTINGENCIES AND VIOLATIONS                      49
     6.8  SUBSIDIARIES                                                       49
     6.9  ERISA                                                              50


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     6.10  ACCURACY OF INFORMATION                                           51
     6.11  SECURITIES ACTIVITIES                                             51
     6.12  MATERIAL AGREEMENTS                                               51
     6.13  COMPLIANCE WITH LAWS                                              51
     6.14  ASSETS AND PROPERTIES                                             52
     6.15  STATUTORY INDEBTEDNESS RESTRICTIONS                               52
     6.16  INSURANCE                                                         52
     6.17  LABOR MATTERS                                                     52
     6.18  ENVIRONMENTAL MATTERS.                                            53
     6.19  BENEFITS                                                          53
     6.20  YEAR 2000 ISSUES                                                  53
     6.21  SUBORDINATED INDEBTEDNESS                                         54

ARTICLE VII :  COVENANTS                                                     54
     7.1  REPORTING                                                          54
            (A)  FINANCIAL REPORTING                                         54
            (B)  NOTICE OF DEFAULT                                           55
            (C)  LAWSUITS                                                    55
            (D)  ERISA NOTICES                                               56
            (E)  LABOR MATTERS                                               57
            (F)  OTHER INDEBTEDNESS                                          57
            (G)  OTHER REPORTS                                               58
            (H)  ENVIRONMENTAL NOTICES                                       58
            (I)  YEAR 2000 INFORMATION                                       58
            (J)  OTHER INFORMATION                                           58
     7.2  AFFIRMATIVE COVENANTS                                              58
            (A)  CORPORATE EXISTENCE, ETC.                                   58
            (B)  CORPORATE POWERS; CONDUCT OF BUSINESS                       58
            (C)  COMPLIANCE WITH LAWS, ETC.                                  59
            (D)  PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION              59
            (E)  INSURANCE                                                   59
            (F)  INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS      60
            (G)  ERISA COMPLIANCE                                            60



            (H)  MAINTENANCE OF PROPERTY                                     60
            (I)  ENVIRONMENTAL COMPLIANCE                                    60
            (J)  USE OF PROCEEDS                                             61
            (K)  ADDITION OF GUARANTORS; ADDITION OF PLEDGED CAPITAL
                   STOCK AND OTHER COLLATERAL                                61
            (L)  YEAR 2000 ISSUES                                            61
            (M)  INSURANCE AND CONDEMNATION PROCEEDS                         62
            (N)  COLLATERAL DOCUMENTS                                        62
            (O)  POST-CLOSING REQUIREMENTS                                   63
     7.3  NEGATIVE COVENANTS                                                 63
            (A)  INDEBTEDNESS                                                63
            (B)  SALES OF ASSETS                                             65
            (C)  LIENS                                                       65
            (D)  INVESTMENTS                                                 66
            (E)  NON-GUARANTOR SUBSIDIARIES                                  67
            (F)  RESTRICTED PAYMENTS                                         67
            (G)  CONDUCT OF BUSINESS; SUBSIDIARIES; ACQUISITIONS             68
            (H)  TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES               70
            (I)  RESTRICTION ON FUNDAMENTAL CHANGES                          70
            (J)  SALES AND LEASEBACKS                                        71
            (K)  MARGIN REGULATIONS                                          71
            (L)  ERISA                                                       71
            (M)  ISSUANCE OF EQUITY INTERESTS                                72
            (N)  CORPORATE DOCUMENTS                                         72
            (O)  FISCAL YEAR                                                 72
            (P)  SUBSIDIARY COVENANTS                                        72
            (Q)  HEDGING OBLIGATIONS                                         72
            (R)  SUBORDINATED INDEBTEDNESS                                   73
     7.4  FINANCIAL COVENANTS                                                73
            (A)  INTEREST COVERAGE RATIO                                     73
            (B)  LEVERAGE RATIO                                              74
            (C)  MINIMUM CONSOLIDATED NET WORTH                              74
            (D)  CAPITAL EXPENDITURES                                        74



ARTICLE VIII:  DEFAULTS                                                      74
     8.1  DEFAULTS                                                           74

ARTICLE IX:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND
             REMEDIES                                                        77
     9.1  TERMINATION OF COMMITMENTS; ACCELERATION                           77
     9.2  DEFAULTING LENDER                                                  77
     9.3  AMENDMENTS                                                         79
     9.4  PRESERVATION OF RIGHTS                                             80

ARTICLE X:  GENERAL PROVISIONS                                               80
     10.1  SURVIVAL OF REPRESENTATIONS                                       80
     10.2  GOVERNMENTAL REGULATION                                           80
     10.3  PERFORMANCE OF OBLIGATIONS                                        80
     10.4  HEADINGS                                                          81
     10.5  ENTIRE AGREEMENT                                                  81
     10.6  SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT                   81
     10.7  EXPENSES; INDEMNIFICATION                                         81
            (A)  EXPENSES                                                    81
            (B)  INDEMNITY                                                   82
            (C)  WAIVER OF CERTAIN CLAIMS; SETTLEMENT OF CLAIMS              83
            (D)  SURVIVAL OF AGREEMENTS                                      83
     10.8  NUMBERS OF DOCUMENTS                                              83
     10.9  ACCOUNTING                                                        83
     10.10  SEVERABILITY OF PROVISIONS                                       83
     10.11  NONLIABILITY OF LENDERS                                          83
     10.12  GOVERNING LAW                                                    83
     10.13  CONSENT TO JURISDICTION                                          84
            (B)  SERVICE OF PROCESS                                          84
            (C)  WAIVER OF JURY TRIAL                                        85
            (D)  WAIVER OF BOND                                              85
            (E)  ADVICE OF COUNSEL                                           85



     10.14  NO STRICT CONSTRUCTION                                           85
     10.15  SUBORDINATION OF INTERCOMPANY INDEBTEDNESS                       85
     10.16  USURY NOT INTENDED                                               86
     10.17  BUSINESS LOANS                                                   87

ARTICLE XI:  THE AGENT                                                       88
     11.1  APPOINTMENT; NATURE OF RELATIONSHIP                               88
     11.2  POWERS                                                            88
     11.3  GENERAL IMMUNITY                                                  88
     11.4  NO RESPONSIBILITY FOR LOANS, CREDITWORTHINESS, COLLATERAL,
           RECITALS, ETC.                                                    88
     11.5  ACTION ON INSTRUCTIONS OF LENDERS                                 89
     11.6  EMPLOYMENT OF AGENTS AND COUNSEL                                  89
     11.7  RELIANCE ON DOCUMENTS; COUNSEL                                    89
     11.8  THE AGENT'S REIMBURSEMENT AND INDEMNIFICATION                     89
     11.9  RIGHTS AS A LENDER                                                90
     11.10  LENDER CREDIT DECISION                                           90
     11.11  SUCCESSOR AGENT                                                  90
     11.12  COLLATERAL DOCUMENTS                                             91

ARTICLE XII:  SETOFF; RATABLE PAYMENTS                                       92
     12.1  SETOFF                                                            92
     12.2  RATABLE PAYMENTS                                                  92
     12.3  APPLICATION OF PAYMENTS                                           92
     12.4  RELATIONS AMONG LENDERS                                           93

ARTICLE XIII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS             93
     13.1  SUCCESSORS AND ASSIGNS                                            93
     13.2  PARTICIPATIONS                                                    94
            (A)  PERMITTED PARTICIPANTS; EFFECT                              94
            (B)  VOTING RIGHTS                                               94
            (C)  BENEFIT OF SETOFF                                           94
     13.3  ASSIGNMENTS                                                       95
            (A)  PERMITTED ASSIGNMENTS                                       95




            (B)  EFFECT; CLOSING DATE                                        95
            (C)  THE REGISTER                                                95
     13.4  CONFIDENTIALITY                                                   96
     13.5  DISSEMINATION OF INFORMATION                                      96

ARTICLE XIV:  NOTICES                                                        96
     14.1  GIVING NOTICE                                                     96
     14.2  CHANGE OF ADDRESS                                                 96

ARTICLE XV:  COUNTERPARTS                                                    97



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

                               EXHIBITS AND SCHEDULES


                                      EXHIBITS

EXHIBIT A                       -- Form of Assignment Agreement
                                   (Definitions, Sections 2.17 and 13.3)

EXHIBIT B                       -- Commitments
                                   (Definitions)

EXHIBIT C                       -- Form of Guaranty Supplement
                                   (Definitions; Section 7.3(G)(ii))

EXHIBIT C-1                     -- Form of Security Agreement Supplement
                                   (Definitions; Section 7.2(K))

EXHIBIT D                       -- Form of Revolving Note
                                   (Definitions)

EXHIBIT E                       -- Form of Borrowing Notice (Section 2.6)

EXHIBIT F                       -- Form of Request for Letter of Credit
                                   (Section 3.3)

EXHIBIT G                       -- Form of Borrower's Counsel's Opinion
                                   (Section 5.1)

EXHIBIT H                       -- List of Closing Documents
                                   (Section 5.1)

EXHIBIT I                       -- Form of Officer's Certificate
                                   (Sections 5.2 and 7.1(A)(iii))

EXHIBIT J                       -- Form of Compliance Certificate
                                   (Sections 5.2 and 7.1(A)(iii))

EXHIBIT K                       -- Form of Opinion in respect of Increases
                                   in Aggregate Commitment (Section 2.4(b))

EXHIBIT L                       -- Commitment and Acceptance
                                   (Section 2.4(b))



                                     SCHEDULES

Schedule 1.1.1                     --   Permitted Existing Indebtedness
                                        (Definitions)

Schedule 1.1.2                     --   Permitted Existing Investments
                                        (Definitions)

Schedule 1.1.3                     --   Permitted Existing Liens
                                        (Definitions)

Schedule 3.1                       --   Existing Letters of Credit
                                        (Definitions;Section 3.1)

Schedule 6.5                       --   Material Adverse Change (Section 6.5)

Schedule 6.7                       --   Disclosed Litigation (Section 6.7)

Schedule 6.8                       --   Subsidiaries (Section 6.8)

Schedule 6.16                      --   Insurance (Sections 6.16, 7.2(E))

Schedule 6.17                      --   Labor Matters (Section 6.17)

Schedule 7.3(A)(iii)               --   Form of Subordination Agreement
                                        (Section 7.3(A)(iii))

Schedule 7.3(H)                    --   Transactions with Affiliates
                                        (Section 7.3(H))


                                   CREDIT AGREEMENT


     This Credit Agreement dated as of March 22, 1999 is entered into among PRECEPT BUSINESS SERVICES, INC., a Texas corporation, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to SECTION 13.3, and BANK ONE, TEXAS, NA, in its capacity as contractual representative for itself and the other Lenders. The parties hereto agree as follows:


ARTICLE I:  DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

     As used in this Agreement:

     "ACQUISITION" means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof or other Person, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of another Person.

     "ADJUSTED EBITDA" means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of:

          (i)    EBITDA;

          PLUS   (ii)    for any acquisitions consummated prior to the Closing
                         Date, the PRO FORMA adjustments (a) which are consistent with the Commission's regulations and practices as of the Closing Date (whether or not applicable) to account for adjustments to historical
                         EBITDA and (b) which are described in the Offering
                         Memorandum,

          PLUS   (iii)   for any Permitted Acquisitions where the consent of the
                         Required Lenders is not required pursuant to the provisions of SECTION 7.3(G)(iii), any PRO FORMA adjustments (a) which are consistent with the Commission's regulations and practices as of the Closing Date (whether or not applicable) to account for adjustments to historical
                         EBITDA for an acquired entity, or which shall otherwise be approved by the Agent in its reasonable discretion,
                         (b) which are realizable as a result of negotiated and executed contractual arrangements and (c) which are detailed in the acquisition compliance package for such Permitted Acquisition delivered pursuant to such
                         SECTION 7.3(G)(iii); and

          PLUS   (iv)    for any Permitted Acquisitions where the consent of the
                         Required Lenders is required pursuant to the provisions of SECTION 7.3(G)(iii), any PRO FORMA adjustments (a) which are consistent with the Commission's regulations and practices as of the Closing Date (whether or not applicable) to account for adjustments to historical
                         EBITDA for an acquired entity, or which shall otherwise be approved by the Agent in its reasonable discretion,
                         (b) which are realizable as a result of negotiated and executed contractual arrangements, (c) which are detailed in the acquisition consent request submitted for such Acquisition delivered pursuant to such SECTION
                         7.3(G)(iii) and (d) which are approved by the Required
                         Lenders; and

     Adjusted EBITDA shall be calculated for any period by including the actual amount for the applicable period ending on such day, including the amounts attributable to acquisitions which occurred prior to the Closing Date and Permitted Acquisitions occurring during such period on a PRO FORMA basis for the period from the first day of the applicable period through the date of the closing of each such prior acquisition or Permitted Acquisition, utilizing (a) where available or required pursuant to the terms of this Agreement, historical audited and/or reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Borrower's reasonable judgment or (b) unaudited financial statements (where no audited financial statements are required pursuant to the terms of this Agreement) reviewed internally by the Borrower, broken down by fiscal quarter in the Borrower's reasonable judgment.

     "ADVANCE" means a borrowing hereunder consisting of the aggregate amount of the several Revolving Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Rate Advances, for the same Interest Period.

     "AFFECTED LENDER" is defined in SECTION 2.17 hereof.

     "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

     "AGENT" means Bank One in its capacity as contractual representative for itself and the Lenders pursuant to ARTICLE XI hereof and any successor Agent appointed pursuant to ARTICLE XI hereof.

     "AGGREGATE COMMITMENT" means the aggregate of the Commitments of all the Lenders, as amended from time to time pursuant to the terms hereof. The initial Aggregate Commitment is Forty Million and 00/100 Dollars ($40,000,000.00).

     "AGREEMENT" means this Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

     "AGREEMENT ACCOUNTING PRINCIPLES" means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in SECTION 6.4(A) hereof, PROVIDED, HOWEVER, that with respect to the calculation of financial ratios and other financial tests required by this Agreement, "Agreement Accounting Principles" means generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in SECTION 6.4(A) hereof; PROVIDED, FURTHER, HOWEVER, all PRO FORMA financial statements reflecting Acquisitions shall be prepared in accordance with the requirements established by the Commission for acquisition accounting for reporting acquisitions by public companies (whether or not such Acquisitions are required to be publicly reported).

     "ALTERNATE BASE RATE" means, for any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) as shall be in effect from time to time, which rate per annum shall at all times be equal to the greater of (a) the Prime Rate in effect on such day; or (b) the sum of one-half of one percent (0.50%) and the Federal Funds Effective Rate in effect on such day. For purposes hereof, "PRIME RATE" shall mean the rate of interest per annum publicly announced from time to time by Bank One as its prime rate (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers) in effect at its office in Dallas, Texas, each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank One from three Federal funds brokers of recognized standing selected by the Agent. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds

Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to CLAUSE (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.


     "APPLICABLE COMMITMENT FEE PERCENTAGE" means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under SECTION 2.12(C)(i) hereof, determined in accordance with the provisions of SECTION 2.12(D)(ii) hereof.
     "APPLICABLE EURODOLLAR MARGIN" means, as at any date of determination, the rate per annum then applicable to Eurodollar Rate Loans, determined in accordance with the provisions of SECTION 2.12(D)(ii) hereof.

     "APPLICABLE FLOATING RATE MARGIN" means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans, determined in accordance with the provisions of SECTION 2.12(D)(ii) hereof.

     "APPLICABLE L/C FEE PERCENTAGE" means, with respect to any Letter of Credit and as at any date of determination, a rate per annum equal to the Applicable Eurodollar Margin in effect on such date.

     "ARRANGER" means First Chicago Capital Markets, Inc., in its capacity as the arranger for the loan transaction evidenced by this Agreement.

     "ASSET SALE" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person).

     "ASSIGNMENT AGREEMENT" shall mean an assignment and acceptance agreement entered into in connection with an assignment pursuant to SECTION 13.3 hereof in substantially the form of EXHIBIT A.

     "AUTHORIZED OFFICER" means any of the chief executive officer, president, chief financial officer or treasurer of the Borrower, acting singly.

     "BANK ONE" means Bank One, Texas, NA, in its individual capacity, and its successors.

     "BENEFIT PLAN" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six
(6) years was, an "employer" as defined in Section 3(5) of ERISA.

     "BORROWER" means Precept Business Services, Inc., a Texas corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Borrower.

     "BORROWING DATE" means a date on which an Advance is made hereunder.

     "BORROWING NOTICE" is defined in SECTION 2.6 hereof.

     "BUSINESS DAY" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Dallas, Texas and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Dallas, Texas.

     "BUYING LENDER(S)" is defined in SECTION 2.4(c) hereof.

     "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities, including Capitalized Leases and Permitted Purchase Money Indebtedness) (other than in connection with Permitted Acquisitions) by the Borrower and its Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

     "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CAPITALIZED LEASE" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "CAPITALIZED LEASE OBLIGATIONS" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "CASH EQUIVALENTS" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ten (10) days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody's Investors Service, Inc. or at least BBB by Standard & Poor's Ratings Group); (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Ratings Group or P-1 (or better) by Moody's Investors Services, Inc.; PROVIDED that the maturities of such Cash Equivalents shall not exceed 365 days.

     "CHANGE" is defined in SECTION 4.2 hereof.

     "CHANGE OF CONTROL" means an event or series of events by which:

          (i) Darwin Deason is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of less than thirty percent (30%) of the combined voting power of the Borrower's Capital Stock ordinarily having the right to vote at an election of directors; or

          (ii) any "person" or "group" (as such terms are used in SECTIONS 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in CLAUSE (ii) above), directly or indirectly, of an equal or greater percentage than Darwin Deason of the combined voting power of the Borrower's Capital Stock ordinarily having the right to vote at an election of directors;

          (iii) during any period of 12 consecutive calendar months, individuals:

                         (a) who were directors of the Borrower on the first day of such period, or

                         (b) whose election or nomination for election to the board of directors of the Borrower was recommended or approved by at least a majority of the directors then still in office who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Borrower;

          (iv) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property; or

          (v) other than as a result of a transaction permitted under the terms of this Agreement, the Borrower shall cease to own, of record and beneficially, with sole voting and dispositive power, (a) 100% of the outstanding shares of Capital Stock of each of the Guarantors or (b) shall cease to have the power, directly or indirectly, to elect a majority of the members of the board of directors of each of the Guarantors.

     "CLOSING DATE" shall mean March 22, 1999.

     "CODE" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, or any successor statute.

     "COLLATERAL" means any property owned by the Borrower or any of its Subsidiaries in or upon which a security interest or lien or mortgage is granted to the Agent, for the benefit of the Holders of Secured Obligations, or to the Agent, for the benefit of the Lenders, whether under the Security Agreements, the Mortgages, the Pledge Agreements, the Intellectual Property Documents, the Collateral Assignments, all Collection Account Agreements or under any of the other Collateral Documents or under any of the other Loan Documents.

     "COLLATERAL ASSIGNMENTS" shall mean collateral assignments of lease encumbering the leasehold interest of the Borrower or any of the Guarantors in each real property asset as required pursuant to the Security Agreements.

     "COLLATERAL DOCUMENTS" means all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, the Security Agreements, the Pledge Agreements, Mortgages, the Collateral Assignments, the Intellectual Property Documents, the Collection Account Agreements, and all other security agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, vehicle titles, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

     "COLLECTION ACCOUNT" means each lock-box and blocked depository account maintained by the Borrower and the Guarantors, subject to a Collection Account Agreement, for the collection of Receivables and other proceeds of Collateral.

     "COLLECTION ACCOUNT AGREEMENT" means a written agreement among the Borrower or any Guarantor, as applicable, the Agent, and, as applicable, each of the banks at which the Borrower or such Guarantor maintains a Collection Account in substantially the form attached as EXHIBIT C to the Security Agreements or such other form as may be reasonably acceptable to the Agent.

     "COLLECTION ACCOUNT BLOCKAGE DATE" means the date, following the occurrence and during the continuance of a Default, on which the Agent or the Required Lenders, in the Agent's or the Required Lenders' discretion, instruct(s) any financial institution party to a Collection Account as described in the applicable Collection Account Agreement to remit, during the continuance of such Default, all amounts deposited in the Collection Account to the Agent or as the Agent shall direct.

     "COMMISSION" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

     "COMMITMENT" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit not exceeding the amount set forth on EXHIBIT B to this Agreement opposite its name thereon under the heading "Commitment" or on Schedule 1 of the Assignment Agreement by which it became a Lender or as set forth in the Commitment and Acceptance pursuant to which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement or Commitment and Acceptance.

     "COMMITMENT AND ACCEPTANCE" is defined in SECTION 2.4(b).

     "COMMITMENT INCREASE NOTICE" is defined in SECTION 2.4(b).

     "CONSOLIDATED NET WORTH" means, at a particular date, all amounts which would be included under shareholders' equity for the Borrower and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

     "CONSOLIDATED REVENUES" means, as of any date of calculation, revenues of the Borrower and its consolidated Subsidiaries for the twelve-month period ended immediately prior to such calculation date; PROVIDED, the revenues for all entities which are Subsidiaries as of such calculation date shall be included, even though some of such revenues were earned prior to such entity becoming a Subsidiary of the Borrower.

     "CONSOLIDATED TANGIBLE ASSETS" means the total assets of the Borrower and its Subsidiaries on a consolidated basis, but excluding therefrom all items that are treated as intangible assets under Agreement Accounting Principles.

     "CONTAMINANT" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBS"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

     "CONTINGENT OBLIGATION", as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

     "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in each case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

     "CONTROLLED GROUP" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in CLAUSE (i) above or any partnership or trade or business described in CLAUSE (ii) above.

     "CONTROLLED SUBSIDIARY" of any Person means a Subsidiary of such Person (i) 90% or more of the total Equity Interests or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more wholly-owned Subsidiaries of such Person and (ii) of which such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise.

     "CONVERSION/CONTINUATION NOTICE" is defined in SECTION 2.8(D) hereof.

     "CURE LOAN" is defined in SECTION 9.2(iii) hereof.

     "CUSTOMARY PERMITTED LIENS" means:

          (i) Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (iii) Liens (other than Environmental Liens and Liens in favor of the PBGC) incurred or deposits made, in each case, in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; PROVIDED that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or such Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) with respect to Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount which if paid at such time would result in the occurrence or existence of a Default;

          (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute a Default under SECTION 8.1(h) hereof; and

          (vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

     "DEFAULT" means an event described in ARTICLE VIII hereof.

     "DISCLOSED LITIGATION" is defined in SECTION 6.7 hereof.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Termination Date.

     "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

     "DOLLAR" and "$" means dollars in the lawful currency of the United States.

     "EBITDA" means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of:

          (i)    Net Income,

          PLUS   (ii)    charges against income for foreign, federal, state and
                  local taxes, to the extent deducted in computing Net Income,

          PLUS   (iii)   Interest Expense,

          PLUS   (iv)    depreciation expense, to the extent deducted in
                  computing Net Income,

          PLUS   (v)     amortization expense, including, without limitation,
                  amortization of goodwill, other intangible assets and Transaction Costs, to the extent deducted in computing Net Income,

          MINUS  (vi)    Net Extraordinary Gains.

As used herein "NET EXTRAORDINARY GAINS" shall mean the sum of, but only if positive, extraordinary gains (and any nonrecurring unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains determined in accordance with Agreement Accounting Principles which have been included in the determination of Net Income) MINUS extraordinary losses (and any nonrecurring unusual losses arising in or outside of the ordinary course of business not included in extraordinary losses determined in accordance with Agreement Accounting Principles). EBITDA shall be calculated for any period by including the actual amount for the applicable period ending on such day, WITHOUT taking into account any PRO FORMA adjustments for any amounts attributable to the period prior to when an acquisition is consummated.

     "EFFECTIVE COMMITMENT AMOUNTS" is defined in SECTION 2.4(b) hereof.

     "ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS OF LAW" means all Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., the

Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

     "ENVIRONMENTAL LIEN" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

     "ENVIRONMENTAL PROPERTY TRANSFER ACT" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Act" or "Responsible Property Transfer Act."

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     "EURODOLLAR BASE RATE" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the rate determined by the Agent to be the arithmetic average of the respective rates at which deposits in Dollars are offered by Bank One to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amounts of the portions of the relevant Eurodollar Rate Loan of Bank One, and having a maturity approximately equal to such Interest Period, as adjusted for Reserves.

     "EURODOLLAR RATE" means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period PLUS the then Applicable Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

     "EURODOLLAR RATE ADVANCE" means an Advance which bears interest at the Eurodollar Rate.

     "EURODOLLAR RATE LOAN" means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

     "EXISTING LETTERS OF CREDIT" means those letters of credit described on
SCHEDULE 3.1 hereto.

     "FAIR VALUE" means (a) with respect to the Capital Stock of the Borrower, the closing price for such Capital Stock on the trading date immediately preceding the date of the applicable acquisition agreement and (b) with respect to other assets, the value of the relevant asset as of the date of acquisition or sale determined in an arm's-length transaction conducted in good faith between an informed and willing buyer and an informed and willing seller under no compulsion to buy.

     "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Dallas time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "FLOATING RATE" means, for any day for any Loan, a rate per annum equal to the Alternate Base Rate for such day PLUS the then Applicable Floating Rate Margin, changing and as the Alternate Base Rate or Applicable Floating Rate Margin changes.

     "FLOATING RATE ADVANCE" means an Advance which bears interest at the Floating Rate.

     "FLOATING RATE LOAN" means a Loan, or portion thereof, which bears interest at the Floating Rate.

     "GOVERNMENTAL ACTS" is defined in SECTION 3.9(a) hereof.

     "GOVERNMENTAL AUTHORITY" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GROSS NEGLIGENCE" means recklessness, the absence of the slightest care or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

     "GUARANTORS" means (i) all of the Borrower's Subsidiaries as of the Closing Date and (ii) any other New Subsidiaries which have satisfied the provisions of
SECTION 7.3(G)(ii) hereof, and their respective successors and assigns.

     "GUARANTY" means that certain Subsidiary Guaranty dated as of the date hereof, executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended, modified, supplemented (including as a result of the Guaranty

Supplement) and/or restated (including to add new Guarantors), and as in effect from time to time.

     "GUARANTY SUPPLEMENT" shall mean a supplement to the guaranty entered into in pursuant to the terms of SECTION 7.3(G) in substantially the form of EXHIBIT C.

     "HEDGING AGREEMENT" means any contract with respect to Hedging Obligations entered into by the Borrower or any of its Subsidiaries with any Lender (or Affiliate thereof).

     "HEDGING OBLIGATIONS" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "HOLDERS OF SECURED OBLIGATIONS" means the holders of the Secured Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) the Issuing Bank in respect of Reimbursement Obligations, (iii) the Agent, the Lenders and the Issuing Bank in respect of all other present and future obligations and liabilities of the Borrower or any of its Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Indemnitee in respect of the obligations and liabilities of the Borrower to such Person hereunder, (iv) each Lender (or affiliate thereof), in respect of all Hedging Obligations of the Borrower to such Lender (or such affiliate) as exchange party or counterparty under any Hedging Agreement, and (v) their respective successors, transferees and assigns.

     "INDEBTEDNESS" of any Person means, without duplication, such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than (i) accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade and (ii) earn-outs and other similar forms of contingent purchase price payments in connection with acquisitions completed prior to the date hereof and Permitted Acquisitions), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) Capitalized Lease Obligations, (f) reimbursement obligations with respect to letters of credit (other than commercial letters of credit) issued for the account of such Person,
(g) Hedging Obligations, (h) Off Balance Sheet Liabilities and (i) Contingent Obligations in respect of obligations of another Person of the type described in the foregoing clauses (a) through (h). The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

     "INDEMNIFIED MATTERS"  is defined in SECTION 10.7(B) hereof.

     "INDEMNITEES" is defined in SECTION 10.7(B) hereof.

     "INTELLECTUAL PROPERTY DOCUMENTS" means (i) (a) those certain Patent Security Agreements, and (b) Trademark Security Agreements each of even date herewith executed by the Borrower and its Subsidiaries in favor of the Agent for the benefit of the holders of Secured Obligations as amended, restated or otherwise modified from time to time and (ii) (a) those certain Patent Security Agreements, and (b) Trademark Security Agreements or amendments thereto executed pursuant to SECTION 7.2(K) by the Borrower and its Subsidiaries.

     "INTEREST COVERAGE RATIO" is defined in SECTION 7.4(A) hereof.

     "INTEREST EXPENSE" means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment and letter of credit fees), but excluding interest expense not payable in cash (including amortization of discount), all as determined in conformity with Agreement Accounting Principles.

     "INTEREST PERIOD" means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3), or six (6) months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; PROVIDED, HOWEVER, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, PROVIDED, HOWEVER, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "INVESTMENT" means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

     "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

     "ISSUING BANK(S)" means (i) either Bank One or Wells Fargo Bank, N.A., as applicable, and each of their respective successors and assigns, in each of their respective and separate capacities as an issuer of Letters of Credit pursuant to SECTION 3.1 and (ii) in respect of the Existing Letters of Credit, Wells Fargo Bank, N.A.

     "L/C DRAFT" means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

     "L/C INTEREST" shall have the meaning ascribed to such term in SECTION 3.5 hereof.

     "L/C OBLIGATIONS" means, without duplication, an amount equal to the sum of
(i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

     "LENDER INCREASE NOTICE" is defined in SECTION 2.4(b).

     "LENDERS" means the lending institutions listed on the signature pages of this Agreement and each Proposed New Lender which becomes a Lender hereto pursuant to the provisions of SECTION 2.4(b) and their respective successors and assigns.

     "LENDING INSTALLATION" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "LETTERS OF CREDIT" means (a) the Existing Letters of Credit and (b) the letters of credit issued by the Issuing Bank pursuant to SECTION 3.1 hereof.

     "LEVERAGE RATIO" is defined in SECTION 7.4(B) hereof.

     "LIEN" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "LOAN(S)" means, with respect to a Lender, such Lender's portion of any Advance made pursuant to SECTION 2.1 hereof (individually a "REVOLVING LOAN" and collectively, the "REVOLVING LOANS"), and collectively all such Revolving Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

     "LOAN ACCOUNT" is defined in SECTION 2.12(F) hereof.

     "LOAN DOCUMENTS" means this Agreement, the Revolving Notes, the Guaranty, the Collateral Documents, and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

     "MARGIN STOCK" shall have the meaning ascribed to such term in Regulation
U.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, or the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents in any material respect or (c) the ability of the Lenders or the Agent to enforce in any material respect their rights with respect to the Collateral.

     "MATERIAL SUBSIDIARY" means (a) any "Significant Subsidiary" as defined in Regulation S-X issued pursuant to the Securities Act and the Exchange Act and
(b) any other Subsidiary of the Borrower which accounts for ten percent (10%) or more of the Borrower's Consolidated Tangible Assets or ten percent (10%) or more of the Borrower's Adjusted EBITDA.

     "MAXIMUM RATE" means at the particular time in question the maximum rate of interest which, under applicable law, may then be charged hereunder or under the Revolving Notes. If such a maximum rate of interest changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to the Borrower, from time to time as of the effective date of each change in such maximum rate. If applicable law ceases to provide for such a maximum rate of interest, the Maximum Rate shall be equal to eighteen percent (18%) per annum.

     "MORTGAGE(S)" means those certain mortgages or deeds of trust executed on the date hereof or from time to time hereafter in accordance with the terms of this Agreement or the other Collateral Documents by the Borrower and its Subsidiaries in favor of the Agent as amended, restated or otherwise modified from time to time with respect to any real property owned by the Borrower or any of its Subsidiaries.

     "MULTIEMPLOYER PLAN" means a "Multiemployer Plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

     "NET INCOME" means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

     "NEW SUBSIDIARY" is defined in SECTION 7.3(G)(ii).

     "NON PRO RATA LOAN" is defined in SECTION 9.2 hereof.

     "NOTICE OF ASSIGNMENT" is defined in SECTION 13.3(B) hereof.

     "OBLIGATIONS" means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent, any Lender, the Arranger, any Affiliate of the Agent or any Lender, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Revolving Notes or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

     "OFF BALANCE SHEET LIABILITIES" of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries,
(b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability under any financing lease or so-called "synthetic" lease transaction or tax retention operating lease transaction, or (d) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing and which has an implied, attributable or actual interest component which is deductible for federal tax purposes but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries. "OFF BALANCE SHEET LIABILITIES" for any Person shall not include any obligations of such Person arising with respect to an operating lease of any property or asset (other than a Capitalized Lease) by such Person as lessee which does not include any attributable interest component which is deductible for federal tax purposes.

     "OFFERING MEMORANDUM" means the Confidential Offering Memorandum dated February 1999 and distributed to the Agent and the Lenders by the Borrower.

     "OTHER TAXES" is defined in SECTION 2.12(E)(ii) hereof.

     "PARTICIPANTS" is defined in SECTION 13.2(A) hereof.
     "PAYMENT DATE" means the last Business Day of each March, June, September and December.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "PERMITTED ACQUISITION" is defined in SECTION 7.3(G)(iii) hereof.

     "PERMITTED EXISTING INDEBTEDNESS" means the Indebtedness of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.1.1 to this Agreement.

     "PERMITTED EXISTING INVESTMENTS" means the Investments of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.1.2 to this Agreement.

     "PERMITTED EXISTING LIENS" means the Liens on assets of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.1.3 to this Agreement.

     "PERMITTED PURCHASE MONEY INDEBTEDNESS" is defined in SECTION 7.3(A)(ix) hereof.

     "PERMITTED REFINANCING INDEBTEDNESS" means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that
(i) does not exceed the aggregate principal amount (plus associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended,
(ii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Live to Maturity of the Indebtedness being replaced, renewed, refinanced ro extended and (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, event of default and remedies) materially less favorable to the Borrower or to the Lenders than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

     "PERMITTED SUBORDINATED INDEBTEDNESS" is defined in SECTION 7.3(A)(iii) hereof.

     "PERSON" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

     "PLAN" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in
Section 3(5) of ERISA.

     "PLEDGE AGREEMENTS" means (a) the Pledge Agreement dated as of the date hereof executed by the Borrower in favor of the Agent with respect to 100% of the Capital Stock of each of Precept Business Products, Inc., a Delaware corporation, Creative Acquisition Corp., a Texas corporation, Wingtip Couriers, Inc., a Texas corporation, Precept Transportation Services of Texas, Inc., a Texas corporation, Garden State Acquisition Corporation, a Texas corporation, Precept Holdings, Inc., a Texas corporation, Precept Financial Group, Inc., a Texas corporation, Precept Property Management, Inc., a Texas corporation, ACS Municipal Brokers, Inc., a Texas corporation, ACS Capital, Inc., a Delaware corporation, and Precept Acquisition Corporation, a Texas corporation, and 100% of the Equity Interests owned by it of Precept Transportation Services, LLC, a Nevada limited liability company; (b) the Pledge Agreement dated as of the date hereof executed by Precept Business Products, Inc., a Delaware corporation, in favor of the Agent with respect to 100% of the Capital Stock owned by it of MBF Corporation, a Louisiana corporation, InfoGraphix, Inc., a Massachusetts corporation, and Mail/Source, Inc., a Louisiana corporation; (c) the Pledge Agreement dated as of the date hereof executed by Precept Transportation Services, LLC, a Nevada limited liability company, in favor of the Agent with respect to 100% of the Capital Stock owned by it of Shortway River Rouge, Inc., a Michigan corporation, Jetport Express, Inc., a Kentucky corporation, and Transportation Systems Corp., a Nevada corporation; (e) the Pledge Agreement dated as of the date hereof executed by Wingtip Couriers, Inc., a Texas corporation, in favor of the Agent with respect to 100% of the Capital Stock owned by it of Relay Couriers, Inc., a Texas corporation; and (f) any pledge agreement executed by any Subsidiary with respect to the Capital Stock of any other Subsidiary executed pursuant to the terms of SECTION 7.2(k), in each case, as amended, modified, supplemented and/or restated (including to add additional pledged Capital Stock of additional Subsidiaries.

     "PRO RATA SHARE" means, with respect to any Lender, the percentage obtained by dividing (A) such Lender's Commitment at such time (as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the sum of the Aggregate Commitments at such time; PROVIDED, HOWEVER, if the Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of such Lender's L/C Obligations and Revolving Loans by (y) the aggregate amount of all Revolving Loans and L/C Obligations.

     "PROPOSED NEW LENDER" is defined in SECTION 2.4(b).

     "PURCHASERS" is defined in SECTION 13.3(A) hereof.

     "RATE OPTION" means the Eurodollar Rate or the Floating Rate.

     "RECEIVABLE(S)" means, for any Person, all of such Person's presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of such Person to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

     "REGISTER" is defined in SECTION 13.3(C) hereof.

     "REGULATION T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

     "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

     "REGULATION X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

     "REIMBURSEMENT OBLIGATION" is defined in SECTION 3.6 hereof.

     "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

     "REPLACEMENT LENDER" is defined in SECTION 2.17 hereof.

     "REPORTABLE EVENT" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days after such event occurs, PROVIDED, HOWEVER, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "REQUIRED LENDERS" means Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than sixty-six and two-thirds percent (66- %); PROVIDED, HOWEVER, that, if any of the Lenders shall have failed to fund its Pro Rata Share of any Revolving Loan requested by the Borrower which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "REQUIRED LENDERS" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans has not been so cured) whose Pro Rata Shares represent sixty-six and two-thirds percent (66- %) or more of the aggregate Pro Rata Shares of such Lenders; PROVIDED FURTHER, HOWEVER, that, if the Commitments have been terminated pursuant to the terms of this Agreement, "REQUIRED LENDERS" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and L/C Obligations are equal to or greater than sixty-six and two-thirds percent (66- %); PROVIDED, FURTHER, HOWEVER, notwithstanding anything in this Agreement to the contrary, at no time shall any action be taken by the Required Lenders hereunder or under any of the other Loan Documents unless at least two (2) Lenders shall have consented thereto.

     "REQUIREMENTS OF LAW" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

     "RESERVES" shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to "Eurocurrency liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

     "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in the Borrower's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other Equity Interests of the Borrower (other than Disqualified Stock), (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness (other than the Secured Obligations), and (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness other than the Secured Obligations or any Equity Interests of the Borrower or any of the Borrower's Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

     "REVOLVING CREDIT AVAILABILITY" means, at any particular time, the amount by which the Aggregate Commitment at such time exceeds the Revolving Credit Obligations at such time.

     "REVOLVING CREDIT OBLIGATIONS" means, at any particular time, the sum of
(i) the outstanding principal amount of the Loans at such time, PLUS (ii) the L/C Obligations at such time.

     "REVOLVING LOAN" is defined in the definition of "Loans" above.

     "REVOLVING NOTE" means a promissory note, in substantially the form of EXHIBIT D hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, restatement, modification, renewal or replacement of such Revolving Note.

     "RISK-BASED CAPITAL GUIDELINES" is defined in SECTION 4.2 hereof.

     "SECURED OBLIGATIONS" means, collectively, (i) the Obligations and (ii) all Hedging Obligations owing to any Lender or any affiliate of any Lender under agreements with respect thereto entered into with any Lender or any affiliate of any Lender.

     "SECURITY AGREEMENTS" means (a) the Security Agreement dated as of the date hereof executed by the Borrower in favor of the Agent, (b) the Security Agreement dated as of the date hereof executed by each of the Borrower's Subsidiaries as of the Closing Date in favor of the Agent, in each case, as amended, modified, supplemented and/or restated.

     "SECURITY AGREEMENT SUPPLEMENT" means a supplement to the Security Agreement entered into pursuant to the terms of SECTIONS 7.2(K) and 7.3(G) in substantially the form of EXHIBIT C-1.

     "SELLING LENDER(S)" is defined in SECTION 2.4(c) hereof.

     "SINGLE EMPLOYER PLAN" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "SUBSIDIARY" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "SYNDICATION PERIOD" is defined in SECTION 2.2 hereof.

     "TAXES" is defined in SECTION 2.12(E)(i) hereof.

     "TERMINATION DATE" means the earlier of (a) March 22, 2002 and (b) the date of termination of the Aggregate Commitment pursuant to SECTION 2.4 hereof or the Commitments pursuant to SECTION 9.1 hereof.

     "TERMINATION EVENT" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of the Borrower or any member of the Controlled Group; (iii) the imposition of an obligation on the Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the Termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan.

     "TOTAL DEBT" means, at any date or for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of Indebtedness of the Borrower and its Subsidiaries, other than Hedging Obligations.

     "TRANSACTION COSTS" means the fees, costs and expenses payable by the Borrower in connection with the execution, delivery and performance of the Loan Documents.

     "TRANSFEREE" is defined in SECTION 13.5 hereof.

     "TRANSPORTATION BUSINESS" means the limousine, corporate transportation and on-demand package delivery services business conducted by the Borrower and its Subsidiaries.

     "TYPE" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Rate Loan.

     "UNFUNDED LIABILITIES" means (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

     "UNMATURED DEFAULT" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "YEAR 2000 ISSUES" means the anticipated costs, problems and uncertainties associated with the inability of certain computer applications to effectively handle dates on and after January 1, 2000, as such inability affects the business, operations, and financial condition of the Borrower, or the Borrower and its Subsidiaries or of the Borrower's and its Subsidiaries' material customers, suppliers and vendors.

     Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the Closing Date hereof.
     1.2 REFERENCES. The existence throughout the Agreement of references to the Borrower's Subsidiaries is for a matter of convenience only. Any references to Subsidiaries of the Borrower set forth herein shall (i) with respect to representations and warranties which deal with historical matters be deemed to include each of the Subsidiaries acquired and/or established prior to the Closing Date and their respective subsidiaries, together with the businesses acquired pursuant to any acquisitions consummated prior to the Closing Date through a transaction structure other than a stock purchase; and (ii) shall not in any way be construed as consent by the Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.


ARTICLE II:  THE LOAN FACILITIES

     2.1 REVOLVING LOANS Upon the satisfaction of the conditions precedent set forth in SECTIONS 5.1 and 5.2, from and including the Closing Date and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower from time to time, in Dollars, in an amount not to exceed such Lender's Pro Rata Share of Revolving Credit Availability at such time; PROVIDED, HOWEVER, at no time shall the Revolving Credit Obligations exceed the Aggregate Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. The Revolving Loans made on the Closing Date shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in
SECTION 2.8 and subject to the other conditions and limitations therein set forth and set forth in this ARTICLE II. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Loans. Each Advance under this SECTION 2.1 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Pro Rata Share.

     2.2 RATE OPTIONS FOR ALL ADVANCES. The Revolving Loans may be Floating Rate Advances or Eurodollar Rate Advances, or a combination thereof, selected by the Borrower in accordance with SECTION 2.8. The Borrower may select, in accordance with SECTION 2.8, Rate Options and Interest Periods applicable to portions of the Revolving Loans; PROVIDED that there shall be no more than six
(6) Interest Periods in effect with respect to all of the Revolving Loans at any time; and PROVIDED, FURTHER, HOWEVER, notwithstanding anything herein to the contrary, the Borrower may not select the Eurodollar Rate for any Loans without the Agent's consent during the period from the Closing Date through the earlier to occur of (i) the date that is sixty (60) days after the Closing Date and (ii) the date on which the Arranger notifies the Borrower that the primary syndication of the Loans and Commitments has been completed (the "SYNDICATION PERIOD").

     2.3  OPTIONAL PAYMENTS; MANDATORY PREPAYMENTS.

     (A) OPTIONAL PAYMENTS. The Borrower may from time to time repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances in a minimum amount of $1,000,000 (or, if less, the outstanding balance of such Floating Rate Advance) and in increments of $100,000 in excess thereof; PROVIDED, that the Borrower may not so prepay Floating Rate Advances unless it shall have provided at least one Business Day's written notice to the Agent of such prepayment. Eurodollar Rate Advances may be voluntarily repaid or prepaid in whole (but not in part) prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in SECTION 4.4, PROVIDED, that the Borrower may not so prepay Eurodollar Rate Advances unless it shall have provided at least three (3) Business Days' written notice to the Agent of such prepayment.

     (B) MANDATORY PREPAYMENTS. If at any time and for any reason the Revolving Credit Obligations are greater than the Aggregate Commitment, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess. In addition, if Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrower shall deposit within five (5) Business Days after notice thereof from the Agent cash collateral with the Agent in an amount equal to the amount by which such L/C Obligations exceed such Revolving Credit Availability. All of the mandatory prepayments made under this SECTION 2.3(B) shall be applied first to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date and then to subsequently maturing Eurodollar Rate Loans in order of maturity.

     2.4 CHANGES IN COMMITMENTS. (a) REDUCTION OF COMMITMENTS. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $5,000,000 and integral multiples of $5,000,000 in excess of that amount (unless the Aggregate Commitment is reduced in whole), upon at least three (3) Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; PROVIDED, HOWEVER, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations. All accrued commitment fees shall be payable on the effective date of any partial or complete termination of the obligations of the Lenders to make Revolving Loans hereunder.

          (b) INCREASES OF COMMITMENTS. At any time, the Borrower may request that the Aggregate Commitment be increased; PROVIDED that, without the prior written consent of all of the Lenders, (i) the Aggregate Commitment shall at no time exceed $50,000,000 MINUS the aggregate amount of all reductions in the Aggregate Commitment previously made pursuant to SECTION 2.4(A) and (ii) the Borrower shall not make any such request during the six month period following any reduction in the Aggregate Commitment occurring under SECTION 2.4(A). Such request shall be made in a written notice given to the Agent and the Lenders by the Borrower not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a "COMMITMENT INCREASE NOTICE") shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. On or prior to the date that is fifteen (15) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Agent being herein a "LENDER INCREASE NOTICE"). Any Lender which does not submit a Lender Increase Notice to the Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the increases of Commitments set forth in the Lender Increase Notices exceed the amount requested by the Borrower in the Commitment Increase Notice, the Agent and the Arranger shall have the right, in consultation with the Borrower, to allocate the amount of increases necessary to meet the Borrower's Commitment Increase Notice. In the event that the Lender Increase Notices are less than the amount requested by the Borrower, the Agent and the Arranger shall assist the Borrower in attempting to identify financial institutions which may have an interest in becoming Lenders under this Agreement. Not later than three (3) Business Days prior to the proposed effective date the Borrower may notify the Agent of any financial institution that shall have agreed to become a "Lender" party hereto (a "PROPOSED NEW LENDER") in connection with the Commitment Increase Notice. Any Proposed New Lender shall be consented to by the Agent (which consent shall not be unreasonably withheld). If the Borrower, the Agent and the Arranger shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Borrower shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Agent shall notify the Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender's and Proposed New Lenders' Commitment (such new amounts being the "EFFECTIVE COMMITMENT AMOUNTS") and the amount of the Aggregate Commitment, which amounts
shall be effective on the following Business Day.   Any increase in the
Aggregate Commitment shall be subject to the following conditions precedent: (A) the Borrower shall have obtained the consent thereto of each Guarantor and its reaffirmation of the Loan Document(s) executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Agent, (B) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment, no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (C) the Borrower, the Agent and each Proposed New Lender or Lender that shall have agreed to provide a "Commitment" in support of such increase in the Aggregate Commitment shall have executed and delivered a "COMMITMENT AND ACCEPTANCE" substantially in the form of EXHIBIT L hereto, (D) counsel for the Borrower and for the Guarantors shall have provided to the Agent supplemental opinions substantially in the form (and limited to the matters) set forth in EXHIBIT K hereto and (E) the Borrower and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under SECTION 2.12(E)(vi) or that the Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Agent to the Borrower. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Agent shall promptly advise the Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party hereto as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time. Upon the effective date of any increase in the Aggregate Commitment, the Lenders (including Proposed New Lenders allocated a Commitment) shall be bound by the terms of the following CLAUSE (c).


     (c) MASTER ASSIGNMENT IN CONNECTION WITH COMMITMENT INCREASES. For purposes of this CLAUSE (c), the term "BUYING LENDER(S)" shall mean (1) each Lender the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Aggregate Commitment and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and the term "SELLING LENDER(S)" shall mean each Lender whose Commitment under this Agreement is not being increased from that in effect prior to such increase in the Aggregate Commitment. Effective on the effective date of any increase in the Aggregate Commitment pursuant to CLAUSE (b) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender's right, title and interest in and to its outstanding Loans and L/C Obligations in the respective dollar amounts and percentages necessary so that, from and after such sale, each such Selling Lender's outstanding Loans and L/C Obligations shall equal such Selling Lender's Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans and L/C Obligations under this Agreement. Effective on the effective date of the increase in the Aggregate Commitment pursuant to CLAUSE
(b) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Loans and L/C Obligations purchased hereby shall equal the respective dollar amount necessary so that, from and after such payments, each Buying Lender's outstanding Loans and L/C Obligations shall equal such Buying Lender's Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans and L/C Obligations under this Agreement. Such amount shall be payable on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Agent. The Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Loans and L/C Obligations being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Loans or L/C Obligations, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the outstanding Loans and L/C Obligations being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender's representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Borrower hereby agres to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Eurodollar Rate Loans hereunder on the terms and in the manner as set forth in SECTION 4.4.

     2.5 METHOD OF BORROWING. Not later than 1:00 p.m. (Dallas time) on each Borrowing Date, each Lender shall make available its Revolving Loan, in funds immediately available in Dallas, Texas to the Agent at its address specified pursuant to ARTICLE XIV. The Agent will promptly make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

     2.6 METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR ADVANCES. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice in substantially the form of EXHIBIT E hereto (a "BORROWING NOTICE") not later than 11:00 a.m. (Dallas time) (a) on the Borrowing Date of each

Floating Rate Advance and (b) three Business Days before the Borrowing Date for each Eurodollar Rate Advance, specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance;
(iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto. Each Floating Rate Advance and all Obligations other than Eurodollar Rate Loans shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the lesser of (A) the Maximum Rate and (B) the Floating Rate, each change in the rate to be charged on a Floating Rate Advance to become effective without notice to the Borrower on the effective date of each change in the Maximum Rate or the Floating Rate, as the case may be; PROVIDED, HOWEVER, that if at any time the Floating Rate shall exceed the Maximum Rate, thereby causing the interest on a Floating Rate Advance to be limited to the Maximum Rate, then any subsequent reduction in the Floating Rate shall not reduce the rate of interest on a Floating Rate Advance below the Maximum Rate until the total amount of interest accrued on each Floating Rate Advance equals the amount of interest which would have accrued on such Floating Rate Advances if the Floating Rate had at all times been in effect. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate, the Maximum Rate or the applicable Floating Rate Margin. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the lesser of (A) the Maximum Rate and (B) the Eurodollar Rate determined as applicable to such Eurodollar Rate Advance, changing when and as the applicable Eurodollar Margin or Maximum Rate changes, as the case may be; PROVIDED, HOWEVER, that if at any time the Eurodollar Rate applicable to a Eurodollar Rate Advance shall exceed the Maximum Rate, thereby causing the interest on a Eurodollar Rate Advance to be limited to the Maximum Rate, then any subsequent reduction in the Eurodollar Rate shall not reduce the rate of interest on a Eurodollar Rate Advance below the Maximum Rate until the total amount of interest accrued on each Eurodollar Rate Advance equals the amount of interest which would have accrued on such Eurodollar Rate Advances if the Eurodollar Rate had at all times been in effect.

     2.7 MINIMUM AMOUNT OF EACH ADVANCE. Each Eurodollar Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof). Each Floating Rate Advance shall be in the minimum amount of $100,000 (and in multiples of $100,000 if in excess thereof) (other than an Advance to repay a Reimbursement Obligation pursuant to SECTION 3.6), PROVIDED, HOWEVER, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

     2.8 METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR CONVERSION AND CONTINUATION OF ADVANCES.

     (A) RIGHT TO CONVERT. The Borrower may elect from time to time, subject to the provisions of SECTION 2.2 and this SECTION 2.8, and, for any conversion of a Eurodollar Rate Advance other than at the end of an Interest Period, subject to payment of amounts payable under SECTION 4.4, to convert all or any part of a Revolving Loan of any Type into any other Type or Types of Loans.

     (B) AUTOMATIC CONVERSION AND CONTINUATION. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have given the Agent notice in accordance with SECTION 2.8(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

     (C) NO CONVERSION POST-DEFAULT OR POST-UNMATURED DEFAULT. Notwithstanding anything to the contrary contained in SECTION 2.8(A) or SECTION 2.8(B), no Revolving Loan may be converted into or continued as a Eurodollar Rate Loan (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

     (D) CONVERSION/CONTINUATION NOTICE. The Borrower shall give the Agent irrevocable notice (a "CONVERSION/CONTINUATION NOTICE") of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 11:00 a.m. (Dallas time) three (3) Business Days prior to the date of the requested conversion or continuation, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued and the duration of the Interest Period applicable thereto.

     2.9 DEFAULT RATE. After the occurrence and during the continuance of a Default, at the option of the Agent or at the direction of the Required Lenders, the interest rate applicable to all of the Obligations shall be equal to the Floating Rate PLUS two percent (2.0%) per annum and fees payable under SECTION
3.7 with respect to standby Letters of Credit shall be increased by two percent (2.0%) per annum.

     2.10 METHOD OF PAYMENT. All payments of principal, interest, and fees hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to ARTICLE XIV, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 1:00 p.m. (Dallas time) on the date when due and shall be made ratably among the

Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to ARTICLE XIV or at any Lending Installation specified in a notice received by the Agent from such Lender. The Borrower authorizes the Agent to charge the account of the Borrower maintained with Bank One for each payment of principal, interest, fees and other amounts as it becomes due hereunder.

     2.11 REVOLVING NOTES, TELEPHONIC NOTICES. Each Lender is authorized to record the principal amount of each of its Revolving Loans and each repayment with respect to its Revolving Loans on the schedule attached to its respective Revolving Note; PROVIDED, HOWEVER, that the failure to so record shall not affect the Borrower's obligations under any such Revolving Note. The Borrower authorizes the Lenders and the Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be an Authorized Officer of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Agent or the Lender, as applicable, shall promptly notify the Authorized Officer who provided such confirmation of such difference.

     2.12 PROMISE TO PAY; INTEREST AND COMMITMENT FEES; INTEREST PAYMENT DATES; INTEREST AND FEE BASIS; TAXES; LOAN AND CONTROL ACCOUNTS.

     (A) PROMISE TO PAY. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Revolving Notes.

     (B) INTEREST PAYMENT DATES. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity; PROVIDED, HOWEVER, interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

     (C) COMMITMENT FEES. (i) The Borrower shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata Shares, from and after the Closing Date until the date on which the Aggregate Commitment shall be terminated in whole, a commitment fee accruing at the rate of the then Applicable Commitment Fee Percentage, on the amount by which (A) the Aggregate Commitment in effect from time to time exceeds (B) the sum of (i) the outstanding principal amount of the Loans PLUS (ii) the L/C Obligations at such time outstanding from time to time. All such commitment fees payable under this CLAUSE (C) shall be payable quarterly in arrears on each Payment Date occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on such Payment Date), and, in addition, on the date on which the Aggregate Commitment shall be terminated in whole.

     (ii) The Borrower agrees to pay to the Agent for the sole account of the Agent and the Arranger (unless otherwise agreed between the Agent or the Arranger and any Lender) the fees set forth in the letter agreements between the Agent and the Borrower dated March 22, 1999, payable at the times and in the amounts set forth therein.

     (D) INTEREST AND FEE BASIS; APPLICABLE EURODOLLAR MARGIN, APPLICABLE FLOATING RATE MARGIN AND APPLICABLE COMMITMENT FEE PERCENTAGE.

     (i) Interest on all Obligations and all Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (Dallas time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     (ii) The Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage shall be determined as of the last day of each fiscal quarter as set forth below by reference to the table set forth below, on the basis of the then applicable Leverage Ratio as described in this
SECTION 2.12(D)(ii); PROVIDED, HOWEVER, for the period from the Closing Date until the Applicable Eurodollar Margins, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage are first adjusted pursuant to this CLAUSE
(D), it shall be assumed that the Leverage Ratio is greater than 2.25 to 1.00 and less than or equal to 2.50 to 1.00; PROVIDED, FURTHER, HOWEVER, if utilizing the Leverage Ratio instead of the "Adjusted Leverage Ratio" (as defined below) would result in lowering the Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage by more than one Level as set forth in the table below, then the Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage shall be the Level that is one Level lower than the Level determined using the Adjusted Leverage Ratio. For purposes hereof "Adjusted Leverage Ratio" shall mean the Leverage Ratio calculated utilizing EBITDA WITHOUT taking into account the adjustments set forth in the definition of Adjusted EBITDA.


                         Level I       Level II        Level III         Level IV           Level V           Level VI
----------------------------------------------------------------------------------------------------------------------------
   Leverage Ratio     1.50 to 1.00  > 1.50 to 1.00   > 2.00 to 1.00    > 2.25 to 1.00    > 2.50 to 1.00    > 2.75 to 1.00
                                          and             and                and               and
                                      2.00 to 1.00     2.25 to 1.00      2.50 to 1.00      2.75 to 1.00
----------------------------------------------------------------------------------------------------------------------------
   Applicable
   Commitment Fee        0.150%          0.175%           0.200%            0.250%             0.275%          0.300%
   Percentage
   Applicable
----------------------------------------------------------------------------------------------------------------------------
   Eurodollar             1.50%          1.75%            2.00%             2.50%              2.75%           3.00%
   Rate Margin and
   Applicable L/C
   Fee Percentage
----------------------------------------------------------------------------------------------------------------------------
   Applicable
   Floating Rate           0%            0.25%            050%              1.00%              1.25%           1.50%
   Margin
----------------------------------------------------------------------------------------------------------------------------

For purposes of this SECTION 2.12(D)(ii), the Leverage Ratio shall be determined as of the last day of each fiscal quarter based upon (1) for Total Debt, Total Debt as of the last day of each such fiscal quarter and (2) for Adjusted EBITDA, Adjusted EBITDA for the twelve-month period ending on such day, calculated as set forth in the definition thereof. Upon receipt of the financial statements delivered pursuant to SECTIONS 7.1(A)(i) (subject to adjustment upon receipt of the financial statements delivered pursuant to SECTION 7.1(A)(ii)), the Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage shall be adjusted, such adjustment being effective five (5) Business Days following the Agent's receipt of such financial statements and the compliance certificate required to be delivered in connection therewith pursuant to SECTION 7.1(A)(iii); PROVIDED, that if the Borrower shall not have timely delivered its financial statements in accordance with
SECTION 7.1(A)(i) or (ii), as applicable, then commencing on the date upon which such financial statements should have been delivered and continuing until such financial statements are actually delivered, it shall be assumed for purposes of determining the Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage that the Leverage Ratio was greater than 2.75 to 1.0.

     (E)  TAXES.

          (i) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any liabilities with respect thereto including those arising after the Closing Date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 2.12(E)) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the Closing Date, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or
     (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Commitments or such Lender.

          (ii) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit (hereinafter referred to as "OTHER TAXES").

          (iii) The Borrower indemnifies each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this SECTION 2.12(E)) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Agent under this SECTION 2.12(E) submitted to the Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled.

          (iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

          (v) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this SECTION 2.12(E) shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

          (vi)  Without limiting the obligations of the Borrower under this
     SECTION 2.12(E), each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to the Borrower and the Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to
     SECTION 13.3, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to the Borrower and the Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the IRS) or under Section 1442 of the Code (in which case the certificate shall be accompanied by two copies of Form 4224 of the
     IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to the Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to the Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this SECTION 2.12(E)(vi). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to January 1, 2000, and every third (3rd) anniversary of such date thereafter on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

               (a) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

               (b) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from the Borrower; or

               (c) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

     Each Lender shall promptly furnish to the Borrower and the Agent such additional documents as may be reasonably required by the Borrower or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

     (F) LOAN ACCOUNT. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "LOAN ACCOUNT") evidencing the Obligations of the Borrower to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Revolving Notes.

     (G)  CONTROL ACCOUNT.  The Register maintained by the Agent pursuant to
SECTION 13.3(C) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Advance made hereunder, the type of Loan comprising such Advance and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to SECTION

13.3, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the Revolving Notes, (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof (v) the amount of any increase of the Aggregate Commitment pursuant to SECTION 2.4(b) and the applicable Lenders with respect thereto and (vi) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

     (H) ENTRIES BINDING. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error, unless the Borrower objects to information contained in the Register and each Loan Account within thirty (30) days of the Borrower's receipt of such information.

     2.13 NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND AGGREGATE COMMITMENT REDUCTIONS. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Commitment Increase Notice, Borrowing Notice, Continuation/Conversion Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.14 LENDING INSTALLATIONS. Subject to the provisions of SECTION 2.12(E), each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Revolving Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.15 NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.
If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.16 TERMINATION DATE. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Secured Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied, all financing arrangements among the Borrower and its Subsidiaries and the Lenders shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Agent shall be entitled to retain its security interest in and to all existing and future Collateral.

     2.17 REPLACEMENT OF CERTAIN LENDERS. In the event a Lender ("AFFECTED LENDER") shall have: (i) failed to fund its Pro Rata Share of any Advance requested by the Borrower, which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under SECTIONS 2.12(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to SECTION 4.3 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked SECTION 10.2, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall use its best efforts to assign pursuant to one or more duly Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of SECTION 13.3(A) which the Borrower or the Agent, as the case may be, shall have engaged for such purpose ("REPLACEMENT LENDER"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with
SECTION 13.3. The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the Commitments from one or more financial institutions to act as a Replacement Lender. The Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under SECTIONS 2.12(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under SECTION 2.12(C) in the event of any replacement of any Affected Lender under CLAUSE (ii) or CLAUSE (iii) of this SECTION 2.17; PROVIDED that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTIONS 2.12(E), 4.1, 4.2, 4.4, and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under SECTION 11.8. Upon the replacement of any Affected Lender pursuant to this SECTION 2.17, the provisions of SECTION 9.2 shall continue to apply with respect to Advances which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

     2.18  COLLECTION ACCOUNT ARRANGEMENTS.

     (a) ESTABLISHMENT OF COLLECTION ACCOUNTS. Within ninety (90) days after the date hereof (or, in the case of any Subsidiary that becomes a Guarantor after the date hereof, within ninety (90) days after the date such Subsidiary becomes a Guarantor), the Borrower shall and shall have caused each of the Guarantors to have entered into and shall thereafter maintain (and cause the Guarantors to maintain) lock-box services agreements, cash collection account arrangements and/or similar arrangements for the collection of Receivables included in the Collateral and other proceeds of Collateral into one or more Collection Accounts, in form and substance reasonably acceptable to the Agent, and in connection with such arrangements, the Borrower shall have entered into and caused each of the Guarantors to have entered into and shall thereafter maintain (and cause the Guarantors to maintain) in effect Collection Account Agreements for each of such Collection Accounts. Within ninety (90) days after the date hereof (or, in the case of any Subsidiary that becomes a Guarantor after the date hereof, within ninety (90) days after the date such Subsidiary becomes a Guarantor), the Borrower has and has caused each of the Guarantors to put in place arrangements so that its Account Debtors directly remit all payments on Receivables to the Collection Accounts (or lock boxes established in connection therewith). Any of the foregoing collections received by the Borrower or any Guarantor and not deposited in the Collection Accounts, shall be deemed to have been received by the Borrower and/or Guarantor as the Agent's trustee and, upon the receipt thereof, the Borrower shall promptly transfer or cause such Guarantor to promptly transfer all such amounts into a Collection Account in their original form. All deposits in any Collection Account shall be remitted to the Borrower, the Agent or as the Agent may direct, all in accordance with the provisions of the Collection Account Agreements.

     (b) COLLECTION ACCOUNT BLOCKAGE. Following any Collection Account Blockage Date and during the continuance of the Default giving rise thereto,
(i) all payments received by the Agent, all collection of Receivables received by the Agent and all proceeds of other Collateral received by the Agent, whether through payment or otherwise, will be the sole property of the Agent for the benefit of the Holders of Secured Obligations and will be deemed to be received by the Agent for application to the Obligations.

ARTICLE III: THE LETTER OF CREDIT FACILITY

     3.1 OBLIGATION TO ISSUE. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower through such Issuing Bank's branches as it and the Borrower may jointly agree, one or more Letters of Credit in accordance with this ARTICLE III, from time to time during the period, commencing on the Closing Date and ending on the Business Day prior to the Termination Date. SCHEDULE 3.1 contains a schedule of certain letters of credit issued for the account of the Borrower prior to the Closing Date. Subject to the satisfaction of the conditions contained in SECTION 5.1 and 5.2 and from and after the Closing Date, such letters of credit shall be deemed to be Letters of Credit issued pursuant to this ARTICLE III, and the issuer thereof shall be deemed to be the Issuing Bank with respect thereto with all of the rights and indemnities afforded to the Issuing Bank hereunder.

     3.2 TYPES AND AMOUNTS. No Issuing Bank shall have any obligation to and no Issuing Bank shall:

          (i) issue any Letter of Credit if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, (a) the Revolving Credit Obligations at such time would exceed the Aggregate Commitment at such time, or (b) the aggregate outstanding amount of the L/C Obligations would exceed $5,000,000; or

          (ii) issue any Letter of Credit which has an expiration date later than the date which is the earlier of one (1) year after the date of issuance thereof or five (5) Business Days immediately preceding the Termination Date.

     3.3 CONDITIONS. In addition to being subject to the satisfaction of the conditions contained in SECTIONS 5.1 and 5.2, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

          (i) the Borrower shall have delivered to the applicable Issuing Bank at such times and in such manner as such Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of EXHIBIT F hereto, duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be reasonably required pursuant to the terms thereof, with copies of the foregoing delivered to the Agent, and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

          (ii) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

If any provision in a letter of credit application delivered in connection with the foregoing is inconsistent with or more restrictive than a provision contained in this Agreement, the provisions contained in this Agreement shall control.

     3.4 PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT. (a) Subject to the terms and conditions of this ARTICLE III and provided that the applicable conditions set forth in SECTIONS 5.1 and 5.2 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with such Issuing Bank's usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in SECTION 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Agent or a Lender or has knowledge that the applicable conditions have not been met.

     (b) The applicable Issuing Bank shall give the Agent written, or facsimile notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit, PROVIDED, HOWEVER, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

     (c) No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of this SECTION 3.4 are met as though a new Letter of Credit was being requested and issued.

     3.5 LETTER OF CREDIT PARTICIPATION. Unless a Lender shall have notified the Issuing Bank, prior to its issuance of a Letter of Credit, that any applicable condition precedent set forth in SECTIONS 5.1 and 5.2 had not then been satisfied, (a) upon the Closing Date with respect to the Existing Letters of Credit and (b) immediately upon the issuance of each other Letter of Credit hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of such Issuing Bank thereunder (collectively, an "L/C INTEREST") in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender's Pro Rata Share. Each Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which an Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Agent, each Lender shall make payment to the Agent, for the account of the applicable Issuing Bank, in immediately available funds in an amount equal to such Lender's Pro Rata Share of the amount of such payment or draw. The obligation of each Lender to reimburse the Issuing Bank under this
SECTION 3.5 shall
be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent of any amount due under this SECTION 3.5, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; PROVIDED, HOWEVER, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this SECTION 3.5.

     3.6 REIMBURSEMENT OBLIGATION. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Agent, for the account of the Lenders, the amount of each advance which may be drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "REIMBURSEMENT OBLIGATION" with respect to such Letter of Credit or L/C Draft). If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this SECTION 3.6, the Borrower shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. The Agent shall give prompt notice to the Borrower of any such Revolving Loans made or deemed to be made; PROVIDED, HOWEVER, that the failure to so notify the Borrower shall not affect the Borrower's obligations under this SECTION 3.6. Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

     3.7 LETTER OF CREDIT FEES. The Borrower agrees to pay (i) quarterly, in arrears, on each Payment Date, to the Agent for the ratable benefit of the Lenders (except as set forth in SECTION 9.2), a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding face amount available for drawing under all standby Letters of Credit; (ii) quarterly, in arrears, on each Payment Date, to the Agent for the sole account and benefit of the Issuing Bank, a fronting fee at a rate per annum equal to 0.125% on the average daily outstanding face amount available for drawing under all standby Letters of Credit; and (iii) to the Agent for the benefit of each Issuing Bank, all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by the Issuing Bank with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit (which commissions shall be negotiated between the Borrower and the applicable Issuing

Bank but which, in any event, shall not exceed the Applicable L/C Fee Percentage), payable at the time of invoice of such amounts. With respect to the Existing Letters of Credit, the provisions of this SECTION 3.7 shall supersede any existing fee arrangements with respect to such Existing Letters of Credit.

     3.8 ISSUING BANK REPORTING REQUIREMENTS. In addition to the notices required by SECTION 3.4(c), each Issuing Bank shall, no later than the tenth Business Day following the last day of each month, provide to the Agent, upon the Agent's request, schedules, in form and substance reasonably satisfactory to the Agent, showing the date of issue, account party, amount, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Borrower during such month. In addition, upon the request of the Agent, each Issuing Bank shall furnish to the Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Agent. Upon the request of any Lender, the Agent will provide to such Lender information concerning such Letters of Credit.

     3.9 INDEMNIFICATION; EXONERATION. (a) In addition to amounts payable as elsewhere provided in this ARTICLE III, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the applicable Issuing Bank, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future DE JURE or DE FACTO Governmental Authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

     (b) As among the Borrower, the Lenders, the Agent and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Agent, any Issuing Bank nor any Lender shall be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and
(viii) for any consequences arising from causes beyond the control of te Agent, the Issuing Bank and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank's rights or powers under this SECTION 3.9.

     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the applicable Issuing Bank, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

     (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this SECTION 3.9 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement. THE PARTIES INTEND FOR THE INDEMNIFICATION PROVISIONS OF THIS
SECTION 3.9 TO APPLY AND PROTECT EACH INDEMNIFIED PERSON FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY CLAIM.


     3.10 CASH COLLATERAL. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, only so long as a Default shall have occurred and is continuing, the Borrower shall, upon the Agent's demand, deliver to the Agent for the benefit of the Lenders and the Issuing Bank, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to the aggregate outstanding L/C Obligations. In addition, if the Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Agent in an amount equal to the amount by which such L/C Obligations exceed such Revolving Credit Availability from time to time. Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders and the Issuing Bank as collateral security for the Borrower's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Bank for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this SECTION 3.10 which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Borrower (after deduction of the Agent's expenses incurred in connection with such cash collateral account).


ARTICLE IV:  CHANGE IN CIRCUMSTANCES

     4.1 YIELD PROTECTION. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the Closing Date and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the Closing
Date), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,
          (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding, in the case of each Lender and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized ), or changes the basis of taxation of payments to any Lender in respect of its Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or

          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans) with respect to its Loans, L/C Interests or the Letters of Credit, or

          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Loans, the L/C Interests or the Letters of Credit or reduces any amount received by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Loans, L/C Interests or Letters of Credit or to reduce any amount received under this Agreement, then, within 15 days after receipt by the Borrower of written demand by such Lender pursuant to SECTION 4.5, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Commitment.

     4.2 CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a "Change" (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within 15 days after receipt by the Borrower of written demand by such Lender pursuant to SECTION 4.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "CHANGE" means (i) any change after the Closing Date of this Agreement in the "Risk-Based Capital Guidelines" (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the Closing Date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "RISK-BASED CAPITAL GUIDELINES" means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and
(ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the Closing Date.

     4.3 AVAILABILITY OF TYPES OF ADVANCES. If (i) any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type and maturity appropriate to match fund Eurodollar Rate Advances are not available or (y) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i) require any Advances of the affected Type to be converted to Floating Rate Loans until the circumstances giving rise to such suspension no longer exist.

     4.4 FUNDING INDEMNIFICATION. If any payment of a Eurodollar Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurodollar Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurodollar Rate Advance is converted on a day other than the last day of the applicable Interest Period, the Borrower indemnifies each Lender for any loss or cost incurred by it resulting therefrom (including loss of profit)), including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Rate Advance. In connection with (a) any assignment by any Lender of any portion of the Loans made pursuant to SECTION 13.3 and made during the Syndication Period, and if, notwithstanding the provisions of SECTION 2.2, the Borrower has requested and the Agent has consented to the use of the Eurodollar Rate and (b) any assignment by any Lender of any portion of the Loans made pursuant to
SECTION 2.4(c), the Borrower shall be deemed to have repaid all outstanding Eurodollar Rate Advances as of the effective date of such assignment and reborrowed such amount as a Floating Rate Advance and/or Eurodollar Rate Advance (chosen in accordance with the provisions of SECTION 2.2) and the indemnification provisions under this SECTION 4.4 shall apply.

     4.5 LENDER STATEMENTS; SURVIVAL OF INDEMNITY. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of the Borrower to such Lender under SECTIONS 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under SECTION 4.3, so long as such designation is not materially disadvantageous to such Lender. Each Lender requiring compensation pursuant to SECTION 2.12(E) or to this ARTICLE IV shall use its reasonable efforts to notify the Borrower and the Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation not later than ninety (90) days following the date upon which the responsible account officer of such Lender knows or should have known of such Change, law, policy, rule, guideline or directive; PROVIDED, HOWEVER, that the failure to so notify the Borrower shall not affect the Borrower's obligations under this SECTION 4.5. Any demand for compensation pursuant to this ARTICLE IV shall be in writing and shall state the amount due, if any, under SECTION 4.1, 4.2 or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrower under SECTIONS 4.1, 4.2 and 4.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V:  CONDITIONS PRECEDENT

     5.1 INITIAL ADVANCES AND LETTERS OF CREDIT. The Lenders shall not be required to make the initial Loans or issue any Letters of Credit or purchase any participations therein unless (i) no law, regulation, order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received any notice that litigation is pending or threatened which is likely to,
(A) enjoin, prohibit or restrain the making of the initial Loans on the Closing Date or (B) impose or result in the imposition of a Material Adverse Effect; and
(ii) the Borrower has furnished to the Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Agent and the Lenders:

          (a) Copies, certified by the Secretary or Assistant Secretary of the Borrower and each Guarantor, of its articles or certificate of incorporation and good standing certificates (which copies for the Borrower shall be certified as of a recent date by the appropriate governmental officer in its respective jurisdiction of incorporation and states in which such entity is doing business), its by-laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents;

          (b) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Guarantor, which shall identify by name and title and bear the signature of the officers of the Borrower and Guarantors authorized to sign the Loan Documents and, in the case of the Borrower, to request Loans and Letters of Credit hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

          (c) A certificate, in form and substance satisfactory to the Agent, signed by the chief financial officer or treasurer of the Borrower, (i) stating that on the Closing Date no Default or Unmatured Default has occurred and is continuing and (ii) setting forth the pro forma calculation of the Leverage Ratio as of Closing Date;

          (d) A written opinion of the Borrower's and Guarantors' counsel, addressed to the Agent and the Lenders, in substantially the forms attached as EXHIBIT G hereto;

          (e) Revolving Notes payable to the order of each of the applicable Lenders;

          (f) The Collateral Documents executed by each of the Guarantors (together with UCC-1 financing statements and such other documentation as may be necessary to insure the Agent has a first priority perfected security interest in all of the Collateral);

          (g) Copies of each environmental assessment report, if any, conducted by the Borrower or any of its Subsidiaries with respect to their operations or properties;

          (h) Written information satisfactory to the Agent demonstrating that the Borrower and its Subsidiaries (i) have made a complete and full assessment of their Year 2000 issues; (ii) have a realistic and achievable program for remediating the Year 2000 issues on a timely basis; and (iii) do not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect; and

          (i) Such other documents as the Agent or any Lender or its counsel may have reasonably requested, including, without limitation, the documents set forth on the List of Closing Documents attached hereto as EXHIBIT H.

     5.2 EACH ADVANCE AND LETTER OF CREDIT. The Lenders shall not be required to make any Advance, issue any Letter of Credit or purchase any participation therein, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

          (i)  There exists no Default or Unmatured Default; and

          (ii) The representations and warranties contained in ARTICLE VI are true and correct as of such Borrowing Date (unless such representation and warranty expressly relates to an earlier date or is no longer true solely as a result of transactions permitted by this Agreement).

     Each Borrowing Notice with respect to each such Advance and the letter of credit application with respect to a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in SECTIONS 5.2(i) and (ii) have been satisfied. If any Lender has a reasonable basis for believing a Default or Unmatured Default may have occurred and is continuing or that the Borrower is not able to make one or more of the representations and warranties set forth in ARTICLE VI, such Lender may require a duly completed officer's certificate in substantially the form of EXHIBIT I hereto and/or a duly completed compliance certificate in substantially the form of EXHIBIT J hereto as a condition to making an Advance or the issuance of any Letter of Credit.


ARTICLE VI:  REPRESENTATIONS AND WARRANTIES

     In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans and other financial accommodations to the Borrower, the Borrower represents and warrants as follows to each Lender and the Agent as of the Closing Date and thereafter on each date as required by SECTION 5.2:

     6.1 ORGANIZATION; CORPORATE POWERS. The Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) from and after June 18, 1999 with respect to the jurisdictions identified on SCHEDULE 6.8 as jurisdictions in which the Borrower or any of its Subsidiaries is not qualified to transact business as a foreign corporation on the Closing Date, and from and after the Closing Date with respect to all other jurisdictions, is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

     6.2  AUTHORITY.

     (A) The Borrower and each of its Subsidiaries has the requisite power and authority (i) to execute, deliver and perform each of the Loan Documents executed by it and (ii) to file the Loan Documents which must be filed by it as required by this Agreement or the other Loan Documents with any Governmental Authority.

     (B) The execution, delivery, performance and filing, as the case may be, of each of the Loan Documents which must be executed or filed by the Borrower or any of its Subsidiaries in connection with the transactions evidenced by this Agreement and to which the Borrower or any of its Subsidiaries is the party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and its Subsidiaries, and such approvals have not been rescinded. No other corporate action or proceedings on the part of the Borrower or its Subsidiaries are necessary to consummate such transactions.

     (C) Each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed, delivered and, if applicable, filed, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally), is in full force and effect, and the Borrower and its Subsidiaries have performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

     6.3 NO CONFLICT; GOVERNMENTAL CONSENTS. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation or by-laws of the Borrower or any such Subsidiary,
(ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Subsidiary, other than Liens created under or permitted by the Loan Documents, or (iv) require any approval of the Borrower's or any such Subsidiary's shareholders except such as have been obtained. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     6.4  FINANCIAL STATEMENTS.

     (A) The PRO FORMA financial statements of the Borrower and its Subsidiaries contained in the Offering Memorandum, present on a PRO FORMA basis the financial condition of the Borrower and such Subsidiaries as of the dates contained therein, and reflect on a PRO FORMA basis those liabilities reflected in the notes thereto, and the payment or accrual of all Transaction Costs. The projections and assumptions (x) dated on or about January 25, 1999 and delivered to the Administrative Agent as part of the Offering Memorandum and (y) pursuant to SECTION 7.2 (O)(iv), in each case, were (or shall be when delivered) prepared in good faith and on the basis of assumptions and information that the Borrower believed to be reasonable at the time so furnished.

     (B) The historical financial statements of the Borrower and its Subsidiaries (1) dated as of June 30, 1998 and September 30, 1998 and included in the Offering Memorandum and (2) dated as of December 31, 1998 and separately provided to the Agent and the Lenders, in each case, (i) were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby (except as otherwise expressly noted therein), (ii) fairly present the financial condition of each of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby; and (iii) show all material indebtedness and other liabilities, direct or contingent, of each of the Borrower and its Subsidiaries as of the dates thereof.

     6.5 NO MATERIAL ADVERSE CHANGE. Since December 31, 1998, there has occurred no event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, the representation and warranty under this SECTION 6.5 is true and accurate notwithstanding, and after giving effect to, the occurrence of the events described on SCHEDULE 6.5.


     6.6  TAXES.

     (A) TAX EXAMINATIONS. All material deficiencies which have been asserted against the Borrower or any of the Borrower's Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and as of the Closing Date no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower's consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Neither the Borrower nor any of the Borrower's Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law other than those items which have been reserved for in accordance with Agreement Accounting Principles.

     (B) PAYMENT OF TAXES. All tax returns and reports of the Borrower and its Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles. The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect or result in liability, individually or in the aggregate in excess of $1,000,000.

     6.7  LITIGATION; LOSS CONTINGENCIES AND VIOLATIONS.  Except as set forth in
SCHEDULE 6.7 (the "DISCLOSED LITIGATION"), there is no action, suit, proceeding, arbitration or (to the Borrower's knowledge after diligent inquiry) investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower's knowledge after diligent inquiry, threatened against the Borrower or any of its Subsidiaries or any property of any of them that (i) challenges the validity or the enforceability of any provision of the Loan Documents or (ii) will have or could reasonably be expected to have a Material Adverse Effect or result in liability, individually or in the aggregate in excess of $1,000,000. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Borrower and its Subsidiaries prepared and delivered pursuant to SECTION 7.1(A) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect or result in liability, individually or in the aggregate in excess of $1,000,000, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

     6.8 SUBSIDIARIES. SCHEDULE 6.8 to this Agreement (i) contains a description as of the Closing Date (or as of the date of any supplement thereto) of the corporate structure of, the Borrower and its Subsidiaries and any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest; and (ii) accurately sets forth as of the Closing Date (or as of the date of any supplement thereto) (A) the correct legal name, the jurisdiction of incorporation and the jurisdictions in which each of the Borrower and the

Subsidiaries of the Borrower is qualified to transact business as a foreign corporation, and each of the jurisdictions in which the Borrower and its Subsidiaries conducts business without qualification as a foreign corporation except any jurisdiction where such failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect, (B) for each Subsidiary of the Borrower, the authorized, issued and outstanding shares of each class of Capital Stock of such Subsidiaries and the owners of such shares (both as of the Closing Date or the date of any such supplement and on a fully-diluted basis), and (C) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of the Borrower and each Subsidiary of the Borrower in any Person that is not a corporation. None of the issued and outstanding Capital Stock of the Borrower or any of its Subsidiaries is subject to any vesting, redemption or repurchase agreement and, except as set forth on SCHEDULE 6.8, there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of the Borrower and each of the Borrower's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. The Borrower has no Subsidiaries other than (i) the Subsidiaries set forth on SCHEDULE 6.8 and (ii) any Subsidiaries acquired in connection with a Permitted Acquisition, in connection with which the Borrower shall have provided all of the documents, instruments and agreements as required by this Agreement. The Borrower shall not permit either of ACS Municipal Brokers, Inc. or ACS Capital, Inc., to engage in the conduct of any activity or business, whether or not permitted by their respective articles of incorporation or by-laws, including, without limitation, any Acquisition, any incurrence of Indebtedness, or any issuance of Equity Interests.

     6.9 ERISA. No Benefit Plan has incurred any material accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and, if so requested, furnished to the Lenders, is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan, in either event which could result in any material liability. Neither the Borrower nor any member of the Controlled Group has failed to make a required installment or any other required payment under Section 412 of the Code, in either case involving any material amount, on or before the due date for such installment or other payment. Neither the Borrower nor any member of the Controlled Group is required to provide security to a Benefit Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year. Neither the Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of

ERISA. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is so qualified, and each trust related to any such Plan is exempt from federal incom tax under Section 501(a) of the Code as currently in effect. The Borrower and all Subsidiaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code with respect to all Plans. Neither the Borrower nor any of its Subsidiaries nor any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code which could reasonably be expected to subject the Borrower or any Guarantor to material liability. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower to material liability. Neither the Borrower nor any Subsidiary is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA and no other member of the Controlled Group is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA which could reasonably be expected to subject the Borrower or any Guarantor to material liability. Neither the Borrower nor any of its Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. For purposes of this SECTION 6.9 "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability individually or in the aggregate for all such matters in excess of $1,000,000.

     6.10 ACCURACY OF INFORMATION. The information, exhibits, schedules and reports furnished by or on behalf of the Borrower and any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents (including, without limitation, the Offering Memorandum), the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

     6.11 SECURITIES ACTIVITIES. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     6.12 MATERIAL AGREEMENTS. Neither the Borrower nor any of its Subsidiaries is a party to any Contractual Obligation or subject to any charter or other corporate restriction which individually or in the aggregate will have or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received notice or has knowledge that
(i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such

Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate will not have or could not reasonably be expected to have a Material Adverse Effect or result in liability, individually or in the aggregate in excess of $1,000,000.

     6.13 COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or result in liability, individually or in the aggregate in excess of $1,000,000.

     6.14 ASSETS AND PROPERTIES. The Borrower and each of its Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), except where the failure to have any such title will not have or could not reasonably be expected to have a Material Adverse Effect, and all such assets and property are free and clear of all Liens, except Liens permitted under SECTION 7.3(C). Substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of its assets in a manner that will have or could reasonably be expected to have a Material Adverse Effect.

     6.15 STATUTORY INDEBTEDNESS RESTRICTIONS. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal, state or local statute, ordinance or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

     6.16 INSURANCE. SCHEDULE 6.16 to this Agreement accurately sets forth all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto and (vii) describes any reserves, relating to any self-insurance program that is in effect. Such insurance policies and programs reflect Coverage that is reasonably consistent with prudent industry practice. SCHEDULE
6.16 may be updated from time to time by the Borrower giving written notice thereof to the Agent.

     6.17  LABOR MATTERS.

     (A) Except as listed on SCHEDULE 6.17 to this Agreement, there are on the Closing Date no collective bargaining agreements, other labor agreements or Multiemployer Plans covering any of the employees of the Borrower or any of its Subsidiaries. As of the Closing Date, no attempt to organize the employees of the Borrower, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower's knowledge, threatened, planned or contemplated.

     (B) Set forth in SCHEDULE 6.17 to this Agreement is a list, as of the Closing Date, of all material consulting agreements, executive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, severance plans, group life insurance, hospitalization insurance or other plans or arrangements of the Borrower and its Subsidiaries providing for benefits for employees of the Borrower and its Subsidiaries.

     6.18 ENVIRONMENTAL MATTERS. (a)(i) The operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

          (ii) the Borrower and its Subsidiaries have all material permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

          (iii) neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the best of, the Borrower's or any of its Subsidiaries' knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any material remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

          (iv) there is not now, nor to the best of the Borrower's or any of its Subsidiaries' knowledge has there ever been on or in the property of the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material that in the case of any of the foregoing could be reasonably expected to result in any material claims or liabilities; and

          (v) neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

     (b) For purposes of this SECTION 6.18 "material" means any noncompliance or basis for liability which could reasonably be expected individually or in the aggregate to have a Material Adverse Effect or result in liability, individually or in the aggregate in excess of $1,000,000.

     6.19. BENEFITS. Each of the Borrower and its Subsidiaries will benefit from the financing arrangement established by this Agreement. The Agent and the Lenders have stated and the Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver the Guaranty and their Collateral Documents, the Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

     6.20. YEAR 2000 ISSUES. Each of the Borrower and its Subsidiaries has made a full and complete assessment of the Year 2000 Issues and has a realistic and achievable program for remediating the Year 2000 Issues on a timely basis. Based on such assessment and program, the Borrower does not reasonably anticipate that Year 2000 Issues will have a Material Adverse Effect.

     6.21. SUBORDINATED INDEBTEDNESS. The Secured Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Permitted Subordinated Indebtedness.

ARTICLE VII :  COVENANTS

     The Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations), unless the Required Lenders shall otherwise give prior written consent:

     7.1  REPORTING.  The Borrower shall:

     (A)  FINANCIAL REPORTING. Furnish to the Lenders:

          (i) QUARTERLY REPORTS. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year end adjustments, and a forecasted consolidated and consolidating balance sheet and a consolidated and consolidating statement of income and cash flows of the Borrower and its Subsidiaries for and as of the end of the next succeeding fiscal quarter and a comparison of the statements of income and cash flows to budget. To the extent that the consolidating financial statements referred to throughout this SECTION 7.1 prepared by legal entity are not sufficient to reflect the divisional financial statements of the Transportation Business, the Borrower shall also prepare each such consolidating financial statements on a divisional consolidating basis for the Transportation Business and the remaining business of the Borrower and its Subsidiaries.

          (ii) ANNUAL REPORTS. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (a) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year and (b) an audit report on the consolidated items listed in CLAUSE (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this CLAUSE (ii) shall be accompanied by (x) any management letter prepared by the above-referenced accountants, and (y) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default of Unmatured Default, or if, in the opinion of such accountants, any such Default or Unmatured Default shall exist, stating the nature and status thereof.

          (iii) OFFICER'S CERTIFICATE. Together with each delivery of any financial statement (a) pursuant to CLAUSES (i)and (ii) of this SECTION 7.1(A), an Officer's Certificate of the Borrower, substantially in the form of EXHIBIT I attached hereto and made a part hereof, stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to CLAUSES
     (i) and (ii) of this SECTION 7.1(A), a compliance certificate, substantially in the form of EXHIBIT J attached hereto and made a part hereof, signed by the Borrower's chief financial officer or treasurer, setting forth calculations for the period then ended, which demonstrate compliance, when applicable, with the provisions of SECTION 7.4, setting forth the Borrower's calculations of projected covenant compliance for the subsequent four fiscal quarters, and which calculate the Leverage Ratio for purposes of determining the then Applicable Eurodollar Margin, Applicable Floating Rate Margin and Applicable Commitment Fee Percentage.

          (iv) BUDGETS; BUSINESS PLANS; FINANCIAL PROJECTIONS. As soon as approved by the Borrower's board of directors and in any event within ninety (90) days after the beginning of each fiscal year, a copy of the plan and forecast (including a projected balance sheet, income statement and statement of cash flow) of the Borrower and its Subsidiaries for the upcoming 12-month period prepared in such detail as shall be reasonably satisfactory to the Agent.

     (B) NOTICE OF DEFAULT. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer or treasurer of the Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in SECTION 8.1(e), deliver to the Agent and the Lenders a notice specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower has taken, is taking and proposes to take with respect thereto.

     (C) LAWSUITS. (i) Promptly upon any chief executive officer, chief operating officer, chief financial officer, treasurer or general counsel of the Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries which is not Disclosed Litigation and which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances could reasonably be expected to have a Material Adverse Effect or result in liability, individually or in the aggregate in excess of $1,000,000, give written notice thereof to the Agent and provide such other information as may be reasonably available to enable each Lender and the Agent and its counsel to evaluate such matters (at which time such items shall be included in Disclosed Litigation for all purposes hereof); and (ii) in addition to the requirements set forth in CLAUSE (i) of this SECTION 7.1(C), upon request of the Agent or the Required Lenders, promptly give written notice of the status of the Disclosed Litigation or any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to CLAUSE (i) above or disclosed in any filing with the Commission and provide such other information as may be reasonably available to it to enable each Lender and the Agent and its counsel to evaluate such matters.

     (D) ERISA NOTICES. Deliver or cause to be delivered to the Agent and the Lenders, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

          (i) (a) within ten (10) Business Days after the Borrower obtains knowledge that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within ten
     (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower or any member of the Controlled Group to liability individually or in the aggregate in excess of $1,000,000, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

          (ii) within ten (10) Business Days after the Borrower or any of its Subsidiaries obtains knowledge that a prohibited transaction (defined in Sections 406 of ERISA and Section 4975 of the Code) has occurred which could result in material liability, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or such Subsidiary has taken, is taking or proposes to take with respect thereto;

          (iii) within ten (10) Business Days after the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code, copies of each such letter;

          (iv) within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or a member of the Controlled Group with respect to such request;

          (v) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

          (vi) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

          (vii) within ten (10) Business Days after the Borrower or any member of the Controlled Group fails to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure;

          (viii) within ten (10) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan;

          (ix) within ten (10) Business Days after request therefor by the Agent or any of the Lenders, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan; and

          (x) within ten (10) Business Days after request therefor by the Agent or any of the Lenders, copies of each actuarial report received by the Borrower or any member of the Controlled Group for any Benefit Plan or Multiemployer Plan and/or any annual report for any Multiemployer Plan.

For purposes of this SECTION 7.1(D), the Borrower, any of its Subsidiaries and any member of the Controlled Group shall be deemed to know all facts known by the Administrator of any Plan of which the Borrower or any member of the Controlled Group or such Subsidiary is the plan sponsor.

     (E) LABOR MATTERS. Notify the Agent and the Lenders in writing, promptly upon the Borrower's learning thereof, of (i) any material labor dispute to which the Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (ii) any material liability incurred under the Worker Adjustment and Retraining Notification Act with respect to the closing of any plant or other facility of the Borrower or any of its Subsidiaries.

     (F) OTHER INDEBTEDNESS. Deliver to the Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer's certificate) delivered by or on behalf of the Borrower or any of its Subsidiaries to the holders of funded Indebtedness pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders, and (ii) a copy of each notice or other communication regarding potential or actual defaults received by the Borrower or any of its Subsidiaries from the from the holders of funded Indebtedness pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Borrower or any such Subsidiary.

     (G) OTHER REPORTS. Deliver or cause to be delivered to the Agent and the Lenders copies of all financial statements, reports and notices, if any, sent or made available generally by the Borrower to its securities holders or filed with the Commission by the Borrower, all press releases made available generally by the Borrower or any of the Borrower's Subsidiaries to the public concerning material developments in the business of the Borrower or any such Subsidiary and all notifications received from the Commission by the Borrower or its Subsidiaries pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder (other than customary comment letters received in connection with registration statements or other routine communications between the Commission and the Borrower).

     (H) ENVIRONMENTAL NOTICES. As soon as possible and in any event within ten
(10) days after receipt by the Borrower or any of its Subsidiaries, a copy of
(i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to have a Material Adverse Effect or result in liability, individually or in the aggregate in excess of $1,000,000.

     (I) YEAR 2000 INFORMATION. Upon the request of the Agent or any Lender, Borrower will provide to the Agent and the Lenders a description of its Year 2000 program, including updates and progress reports. Borrower will advise the Agent of any reasonably anticipated Material Adverse Effect as a result of Year 2000 Issues.

     (J) OTHER INFORMATION. Promptly upon receiving a request therefor from the Agent or any Lender, prepare and deliver to the Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries or the Collateral as from time to time may be reasonably requested by the Agent or any Lender, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof or any Asset Sale (and the use of the Net Cash Proceeds thereof), as from time to time may be reasonably requested by the Agent or any Lender. In addition, promptly upon the receipt thereof from the Borrower's accountants, deliver to the Agent and the Lenders a copy of any management letter prepared by the accountants.

     7.2  AFFIRMATIVE COVENANTS.

     (A)  CORPORATE EXISTENCE, ETC.  Except for mergers permitted pursuant to
SECTION 7.3(I), the Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

     (B) CORPORATE POWERS; CONDUCT OF BUSINESS. From and after June 18, 1999 with respect to the jurisdictions identified on SCHEDULE 6.8 as jurisdictions in which the Borrower or any of its Subsidiaries is not qualified to transact business as a foreign corporation on the Closing Date, and from and after the Closing Date with respect to all other jurisdictions, the Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

     (C) COMPLIANCE WITH LAWS, ETC. The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing unless failure to comply or obtain could not reasonably be expected to have a Material Adverse Effect or result in liability, individually or in the aggregate in excess of $1,000,000.

     (D) PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION. The Borrower shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by SECTION 7.3(C)) upon any of the Borrower's or such Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED, HOWEVER, that no such taxes, assessments and governmental charges referred to in CLAUSE (i) above or claims referred to in CLAUSE (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor. The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any other Person other than the consolidated return of the Borrower.

     (E) INSURANCE. The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, insurance policies and programs listed on SCHEDULE 6.16 to this Agreement or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice. The Borrower shall deliver to the Agent endorsements (y) to all "All Risk" physical damage insurance policies on all of the Borrower's and each of its Subsidiaries' tangible real and personal property and assets and business interruption insurance policies naming the Agent loss payee, and (z) to all general liability and other liability policies naming the Agent an additional insured. In the event the Borrower or any of its Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement.

     (F) INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. The Borrower shall permit and cause each of the Borrower's Subsidiaries to permit, any authorized representative(s) designated by either the Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested; PROVIDED, that while no such notice shall be required if the Agent or any of the Lenders has a reasonable basis to believe a Default or Unmatured Default exists. The Borrower shall keep and maintain, and cause each of the Borrower's Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Agent's request, shall turn over copies any such records to the Agent or its representatives.

     (G) ERISA COMPLIANCE. The Borrower shall, and shall cause each of the Borrower's Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans, except where the failure to comply will not or could not reasonably be expected to subject the Borrower and its Subsidiaries to liability individually or in the aggregate in excess of $1,000,000.

     (H) MAINTENANCE OF PROPERTY. The Borrower shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that nothing in this SECTION 7.2(H) shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Agent or the Lenders.

     (I) ENVIRONMENTAL COMPLIANCE. The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect or result in liability, individually or in the aggregate in excess of $1,000,000. Neither the Borrower nor any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment or (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, which, in either case, has or is reasonably likely to have a Material Adverse Effect or result in liability, individually or in the aggregate in excess of $1,000,000.

     (J)  USE OF PROCEEDS.  The Borrower shall use the proceeds of the Loans to
(i) repay certain existing Indebtedness, (ii) provide funds for the additional working capital needs and other general corporate purposes of the Borrower and its Subsidiaries and (iii) fund Permitted Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "Margin Stock" or to make any Acquisition, other than any Permitted Acquisition pursuant to SECTION 7.3(G).

     (K) ADDITION OF GUARANTORS; ADDITION OF PLEDGED CAPITAL STOCK AND OTHER COLLATERAL. The Borrower shall cause (i) each Subsidiary that is (y) a Subsidiary as of the date of this Agreement or (z) at any time thereafter, a Material Subsidiary, and (ii) each other Subsidiary necessary for the Borrower to comply with the requirements set forth in SECTION 7.3(E), to deliver to the Agent an executed Guaranty Supplement to become a Guarantor under the Guaranty in the form of EXHIBIT C attached hereto and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Agent, such Guaranty Supplement and other documentation to be delivered to the Agent as promptly as possible but in any event (1) on the date of the consummation of a Permitted Acquisition involving a Material Subsidiary and (2) otherwise within thirty (30) days of determination that a Subsidiary is a Material Subsidiary or otherwise needs to be added as a Guarantor. Simultaneously with any Subsidiary becoming a Guarantor, the Borrower shall (or, if the Capital Stock of such Subsidiary is owned by another Subsidiary, shall cause such other Subsidiary to) deliver to the Agent an executed supplement to the Pledge Agreement or a Pledge Agreement, together with appropriate corporate resolutions, opinions, stock certificates, UCC filings or amendments and other documentation, in each case in form and substance reasonably satisfactory to the Agent and the Agent shall be reasonably satisfied that it has a first priority perfected pledge of all of the Capital Stock of such Guarantor owned by the Borrower and its Subsidiaries. Simultaneously with any Subsidiary becoming a Guarantor (or, solely in the case of the establishment of Collection Accounts, with ninety (90) days after such Subsidiary becomes a Guarantor), the Borrower shall cause such Subsidiary to (i) execute and deliver a Security Agreement Supplement (and deliver the other documents required thereby) and, if applicable, Intellectual Property Agreements; (ii) if such Subsidiary owns or leases any real property deemed to be material by the Agent or the Required Lenders in its or their sole discretion, deliver to the Agent with respect to such real property Collateral Documents to provide the Agent with a first priority perfected security interest therein and lien thereon all in form, content and scope reasonably satisfactory to the Agent and (iii) deliver such other documentation as the Agent may reasonably require in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, environmental reports, landlord's waivers, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Agent's liens thereunder) and other items of the types required to be delivered by the Subsidiaries pursuant to Section 5.1 as of the Closing Date or, solely in the case of Collection Account Agreements, within 90 days thereafter, all in form, content and scope reasonably satisfactory to the Agent.

     (L) YEAR 2000 ISSUES. The Borrower shall and shall cause each of its Subsidiaries to take all actions reasonably necessary to assure that the Year 2000 Issues will not have a Material Adverse Effect.

     (M) INSURANCE AND CONDEMNATION PROCEEDS. The Borrower directs and shall cause its Subsidiaries to direct all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to the property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Agent, for the benefit of the Agent and the Holders of the Secured Obligations; PROVIDED, HOWEVER, in the event that such proceeds or award are less than $500,000 ("EXCLUDED PROCEEDS"), unless a Default shall have occurred and be continuing, the Agent shall remit such Excluded Proceeds to the Borrower. The Agent shall hold such proceeds in an interest bearing account as cash collateral for the Obligations. For up to 180 days from the date of any loss (the "DECISION PERIOD"), the Borrower may notify the Agent that it intends to restore, rebuild or replace the property subject to any insurance payment or condemnation award and shall, as soon as practicable thereafter, provide the Agent detailed information, including a construction schedule and cost estimates. Should a Default occur at any time during the Decision Period, should the Borrower notify the Agent that it has decided not to rebuild or replace such property during the Decision Period, or should the Borrower fail to notify the Agent of the Borrower's decision during the Decision Period, then the amounts held as cash collateral pursuant to this SECTION 7.2(M) shall upon the Required Lenders' direction be paid to the Agent for the ratable benefit of the Lenders for application as a prepayment to the outstanding Loans and shall result in a reduction of the Aggregate Commitment. Proceeds held as cash collateral pursuant to this SECTION 7.2(M) shall be disbursed as payments for restoration, rebuilding or replacement of such property as such amounts become due pursuant to documentation reasonably acceptable to the Agent; PROVIDED, HOWEVER, should a Default occur after the Borrower has notified the Agent that it intends to rebuild or replace the property, the amounts held as cash collateral may, or shall, upon the Required Lenders' direction be applied as a prepayment of the Loans as set forth above and shall result in a reduction of the Aggregate Commitment. Upon completion of the restoration, rebuilding or replacement of such property, the unused proceeds shall be applied as a prepayment of the Loans. All insurance and condemnation proceeds shall be subject to the security interest of the Agent on behalf of itself and the Holders of Secured Obligations under the Collateral Documents until so released.

     (N) COLLATERAL DOCUMENTS. Without in any way limiting the requirements and covenants set forth in the Collateral Documents, if, subsequent to the Closing Date, the Borrower or any Guarantor shall (a) acquire any intellectual property, securities, instruments, chattel paper or other personal property required to be delivered to the Agent as Collateral hereunder or under any of the Collateral Documents or (b) acquire, construct or lease any real property, the Borrower shall promptly (and in any event within five (5) Business Days) after any executive officer of the Borrower or any of its Subsidiaries acquires knowledge of same notify the Agent of same. The Borrower shall, and shall cause each of its Subsidiaries to, take such action at its own expense as reasonably requested by the Agent to ensure that the Agent has a first priority (subject to any applicable Lien permitted under SECTION 7.3(C)) perfected Lien to secure the Secured Obligations in (i) all owned real property and personal property of the Borrower and its Subsidiaries located in the United States, (ii) to the extent deemed to be material by the Agent or the Required Lenders in its or their sole reasonable discretion, all other owned real and personal property of the Borrower and its Subsidiaries and
(iii) all leased real property located in the United States, subject in each case only to Liens permitted under SECTION 7.3(C). The Borrower shall, and shall cause each of its Subsidiaries to, adhere to the covenants set forth in the Collateral Documents, including, without limitation, the covenants regarding the location of personal property as set forth in the Security Agreements.

     (O) POST-CLOSING REQUIREMENTS. Without in any way limiting the covenants and other agreements set forth in this Agreement and the other Loan Documents, the Borrower shall:

          (i) on or before the date that is 90 days following the date hereof, cause all of the Borrower and its Subsidiaries' deposit accounts to be subject to Collection Account Agreements as provided in the Security Agreements;

          (ii) on or before the date that is 90 days following the date hereof, deliver to the Agent or cause its Subsidiaries to deliver to the Agent landlord waiver agreements and collateral assignments of leases as provided in the Security Agreements with respect to the Borrower's and its Subsidiaries' leased premises;

          (iii) on or before June 30, 1999, merge both ACS Municipal Brokers, Inc. and ACS Capital, Inc. with and into one or more of the Guarantors with the Guarantor being the surviving corporation in such mergers;

          (iv) on or before April 9, 1999, deliver to the Agent and the Lenders revised consolidated projections and assumptions for the Borrower and its subsidiaries after giving effect to the events described on SCHEDULE 6.5, prepared in accordance with Agreement Accounting Principles; and

          (v) on or before June 18, 1999, deliver to the Agent evidence satisfactory to the Agent that the Borrower and its Subsidiaries shall be qualified to do business as a foreign corporation in each jurisdiction set forth opposite such Person's name on SCHEDULE 6.8 hereto where such qualification is required by law.

     7.3  NEGATIVE COVENANTS.

     (A) INDEBTEDNESS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

          (i)  the Obligations;

          (ii) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness;

          (iii) unsecured subordinated indebtedness incurred by the Borrower to a Seller in connection with a Permitted Acquisition the terms (including, without limitation those with respect to amount, maturity (which shall not be prior to six (6) months after the Termination Date), amortization, interest rate, premiums, fees, covenants, subordination (it being understood and agreed that the subordination provisions contained in the form of Subordination Agreement attached as SCHEDULE 7.3(A)(iii) shall be deemed to be acceptable to the Agent), events of default and remedies) of which are acceptable to the Agent when issued (such Indebtedness, together with the Permitted Existing Indebtedness which is subordinated Indebtedness being referred to herein as "PERMITTED SUBORDINATED INDEBTEDNESS");

          (iv) Indebtedness in respect of obligations secured by Customary Permitted Liens;

          (v) Indebtedness constituting Contingent Obligations in respect of Indebtedness otherwise permitted hereunder;

          (vi) Indebtedness arising from intercompany loans from the Borrower to any Controlled Subsidiary or from any Subsidiary to the Borrower or any Controlled Subsidiary; PROVIDED that in each case such Indebtedness is subordinated upon terms satisfactory to the Agent to the obligations of the Borrower and its Subsidiaries with respect to the Obligations;

          (vii) guaranties by the Borrower of Indebtedness permitted to be incurred by any Subsidiary;

          (viii)  Indebtedness in respect of Hedging Obligations permitted under
     SECTION 7.3(Q);

          (ix) secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower or any of its Subsidiaries after the Closing Date (including, as a result of the assumption of any such Indebtedness in connection with a Permitted Acquisition) to finance the acquisition of fixed assets, if (1) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand, (3) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (4) such Indebtedness does not exceed in the aggregate at any time (a) $1,000,000 for Indebtedness incurred other than in connection with the Transportation Business and (b) an amount for Indebtedness incurred by the Transportation Business to finance its motor vehicles not in excess of the amount permitted to be expended by the Transportation Business for Capital Expenditures under SECTION 7.4(D)(ii) below, and (5) any Lien securing such Indebtedness is permitted under SECTION 7.3(C) (such Indebtedness being referred to herein as "PERMITTED PURCHASE MONEY INDEBTEDNESS");

          (x) Secured Indebtedness of a Person which becomes a Subsidiary after the date hereof, PROVIDED that such Indebtedness (1) existed at the time such Person became a Subsidiary and was not incurred in anticipation thereof, (2) is not otherwise permitted under CLAUSE (ix) above, and (3) together with all other such secured Indebtedness, does not in aggregate principal amount outstanding exceed $2,000,000 at any time; PROVIDED, further that immediately after such Person becomes a Subsidiary of the Borrower, no Default or Unmatured Default shall have occurred and be continuing.

          (xi) Indebtedness with respect to surety, appeal and performance bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business;

          (xii) Indebtedness arising under the Guaranty; and

          (xiii) other unsecured Indebtedness (other than working capital financing) existing at a New Subsidiary at the time of the Permitted Acquisition thereof (but not incurred in connection or in anticipation of such Permitted Acquisition) the outstanding principal balance of which does not exceed ten percent (10%) of the book value of the assets acquired as a result of such Permitted Acquisition.

     (B) SALES OF ASSETS. Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property (including the stock of any Subsidiary), whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

          (i)  sales of inventory in the ordinary course of business;

          (ii) the disposition in the ordinary course of business of equipment that is obsolete, excess or no longer useful in the Borrower's or its Subsidiaries' business; and

          (iii) sales, assignments, transfers, leases, conveyances or other dispositions of other assets (including sales of stock of a Subsidiary) if such transaction:

               (a) in the case of sales of a Material Subsidiary or other assets representing ten percent (10%) of Consolidated Tangible Assets, is for consideration consisting of at least 80% of cash; and

               (b) for all such transactions (1) is for not less than Fair Value, and (2) when combined with all such other transactions (each such transaction being valued at book value) (A) during the immediately preceding twelve-month period, represents the disposition of not greater than ten percent (10%) of the Borrower's Consolidated Tangible Assets at the end of the fiscal quarter immediately preceding that in which such transaction is proposed to be entered into, and (B) during the period from the Closing Date to the date of such proposed transaction, represents the disposition of not greater than twenty percent (20%) of the Borrower's Consolidated Tangible Assets at the end of the fiscal quarter immediately preceding that in which such transaction is proposed to be entered into.

     (C) LIENS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

          (i)  Permitted Existing Liens;

          (ii)  Customary Permitted Liens;

          (iii) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Borrower's acquisition thereof) securing Permitted Purchase Money Indebtedness; PROVIDED that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased or subject to such Capitalized Lease; and

          (iv)  Liens securing the Obligations or Secured Obligations.

In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Agent for the benefit of itself and the Holders of Secured Obligations, as collateral for the Secured Obligations; PROVIDED that any agreement, note, indenture or other instrument in connection with Liens permitted pursuant to CLAUSES (i), (iii) and (iv) above may prohibit the creation of a Lien in favor of the Agent for the benefit of itself and the Holders of Secured Obligations on the items of property subject to such Lien.

     (D) INVESTMENTS. Except to the extent permitted pursuant to PARAGRAPH (G) below, neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

          (i)  Investments in Cash Equivalents;

          (ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

          (iii) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (iv) Investments consisting of deposit accounts maintained by the Borrower or its Subsidiaries in the ordinary course of business in connection with its cash management system;

          (v) Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by SECTION 7.3(B);

          (vi) Investments consisting of intercompany loans from any Subsidiary to the Borrower or any other Subsidiary permitted by SECTION 7.3(A)(vi);

          (vii) Investments in any Controlled Subsidiary of the Borrower;

          (viii) Investments constituting Permitted Acquisitions; and

          (ix) Investments consisting of Collection Accounts maintained by the Borrower and the Guarantors in the ordinary course of business and subject to a Collection Account Agreement; and

          (x)   Investments in addition to those referred to elsewhere in this
     SECTION 7.3(D) in an amount not to exceed $100,000 in the aggregate at any time outstanding;

PROVIDED, HOWEVER, that the Investments described in CLAUSES (v), (viii) and (x) above shall not be made if either a Default or Unmatured Default shall have occurred and be continuing on the date of making such Investment or would result therefrom on the date of making such Investment.

     (E) NON-GUARANTOR SUBSIDIARIES. The Borrower shall not permit Subsidiaries which are not Guarantors, the Capital Stock of which is not pledged or the assets of which are not subject to a Security Agreement and other Collateral Documents to represent(i) five percent (5%) or more of Consolidated Tangible Assets or (ii) five percent (5%) or more of the consolidated EBITDA.

     (F) RESTRICTED PAYMENTS. Neither the Borrower nor any of its Subsidiaries shall declare or make any Restricted Payment, except:

          (i) the defeasance, redemption, repurchase or prepayment of any Permitted Subordinated Indebtedness with the net cash proceeds of Permitted Refinancing Indebtedness;

          (ii) Restricted Payments or payments in connection with the transactions described on SCHEDULE 7.3(H) with shareholders which are "beneficial owners" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than five percent (5%) or more of any class of voting securities (or other voting interests) of the Borrower, directors, management or other Affiliates (other than with or among Controlled Subsidiaries of the Borrower); PROVIDED, that the aggregate of all such Restricted Payments and other payments shall not exceed $420,000 in the aggregate during fiscal year 1999 and $300,000 in the aggregate in any fiscal year thereafter;

          (iii) mandatory principal payments due on Indebtedness or any earn-out or other similar form of contingent purchase price payments (x) to the seller(s) in connection with acquisitions completed prior to the date hereof and described on SCHEDULE 1.1.1 and (y) to the seller(s) in connection with any Permitted Acquisition; and

          (iv) where the consideration therefor consists solely of Equity Interests (but excluding Disqualified Stock) of the Borrower or its Subsidiaries provided no Change of Control would occur as a result thereof;

PROVIDED, HOWEVER, that the Restricted Payments described in CLAUSES (i), (ii) and (iii) above shall not be permitted if either a Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

     (G) CONDUCT OF BUSINESS; SUBSIDIARIES; ACQUISITIONS. (i) Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

          (ii) The Borrower may create, acquire and/or capitalize any Subsidiary (a "NEW SUBSIDIARY") after the date hereof pursuant to any transaction that is permitted by or not otherwise prohibited by this Agreement; PROVIDED that upon the creation or acquisition of each New Subsidiary, the Borrower shall cause each New Subsidiary that is a Material Subsidiary to promptly deliver to the Agent the documents, instruments and agreements required pursuant to SECTION 7.2(K), and all New Subsidiaries that are Material Subsidiaries shall be Controlled Subsidiaries. After the formation or acquisition of any New Subsidiary permitted hereunder, if requested by the Agent, the Borrower shall provide a supplement to SCHEDULE 6.8 to this Agreement.

          (iii) The Borrower shall not and shall not permit any of its Subsidiaries to make any Acquisitions, other than Acquisitions meeting all of the following requirements (each such Acquisition constituting a "PERMITTED ACQUISITION"):

          (a) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

          (b) in the case of an Acquisition of Equity Interests of an entity, such Acquisition shall be for at least eighty-one percent (81%) of the Equity Interest of such entity (provided all of the outstanding Equity Interests of such entity shall be subject to a Pledge Agreement);

          (c) the businesses being acquired shall be substantially similar, related or incidental to the businesses or activities engaged in by the Borrower and its Subsidiaries on the Closing Date;

          (d) the Indebtedness incurred by the Borrower to the Seller as part of the consideration therefor (other than Indebtedness assumed in connection therewith and permitted pursuant to SECTION 7.3(A)) shall be Permitted Subordinated Indebtedness under SECTION 7.3(A);

          (e) the Indebtedness assumed by the Borrower or any of its Subsidiaries in connection therewith shall be permitted under SECTION 7.3(A);

          (f) prior to each such Acquisition, the Borrower shall deliver to the Agent and the Lenders a documentation, information and certification package including, without limitation:

               (i) a certificate from one of the Authorized Officers, (A) calculating the purchase price and EBITDA for purposes of CLAUSE (i) below; (B) certifying that after giving effect to such Acquisition and the incurrence of or assumption of any Indebtedness hereunder and permitted by SECTION 7.3(A) in connection therewith, on a PRO FORMA basis, as if the Acquisition and such incurrence or assumption of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, the financial covenants set forth in SECTION 7.4; (C) calculating the Leverage Ratio as of the closing of such Acquisition based upon (1) for Total Debt, Total Debt as of the date of the closing of such Permitted Acquisition (after taking into account any Indebtedness incurred or assumed in connection with such transaction) and

          (2) for Adjusted EBITDA, Adjusted EBITDA for the twelve-month period ending prior to the consummation thereof and for which information for the target entity in such Acquisition is available, calculated as set forth in the definition thereof;

               (ii) information in such detail as shall be satisfactory to the Agent with respect to any adjustments to the target entity's historical EBITDA proposed to be utilized by the Borrower in the calculation of Adjusted EBITDA;

               (iii) all of the Collateral Documents necessary for the perfection of a first priority security interest in all of the assets to be acquired or the Equity Interests and assets of the entity to be acquired together with opinions of counsel, in each case in form and substance reasonably acceptable to the Agent;

               (iv) a Guaranty Supplement if required pursuant to the terms of this Agreement

               (v) the financial statements of the target entity together with any PRO FORMA financial statements, projections, forecasts and budgets prepared by the Borrower in connection therewith;

               (vi) a copy of the acquisition agreement for such Acquisition, together with drafts of the material schedules thereto;

               (vii) a copy of all documents, instruments and agreements with respect to any Indebtedness to be incurred or assumed in connection with such Acquisition; and

               (viii) such other documents or information as shall be reasonably requested by the Agent or any Lender;

          (g) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis pursuant to an acquisition agreement approved by the board of directors or other applicable governing body of the Seller prior to the commencement thereof;

          (h) after giving effect to such Acquisition, the representations and warranties set forth in ARTICLE VI hereof shall be true and correct in all material respects on and as of the date of such Acquisition with the same effect as though made on and as of such date; and

          (i) the written consent of the Required Lenders shall have been obtained in connection with any Acquisition if:

               (1) the aggregate purchase price (including, without limitation or duplication, cash, stock, Indebtedness assumed (net of any cash acquired), and transaction related contractual payments, including amounts payable under non-compete, consulting or similar agreements) (valuing all non-cash consideration at Fair Value) (the "PURCHASE PRICE") is equal to or greater than $7,5000,000; or

               (2) the Purchase Price, together with the Purchase Price of all other Acquisitions completed during the immediately preceding twelve-month period, is equal to or greater than $20,000,000 in the aggregate; or

               (3) the Purchase Price is equal to or greater than seven (7) times the Adjusted EBITDA of the target entity for the last 12-month period preceding such Acquisition for which financial statements are available.

With respect to any Acquisition where the target entity's revenues for the 12-month period ended immediately preceding such Acquisition are equal to or greater than ten percent (10%) of the Borrower's and its Subsidiaries' Consolidated Revenues, or, if otherwise requested by the Agent or the Required Lenders, the Borrower shall (a) have obtained (and shall have based the calculations set forth above on) historical audited financial statements for the target for a period of not less than two years, obtained from the seller or provided by independent certified public accountants retained for the purposes of such Acquisition, broken down by fiscal quarter in the Borrower's reasonable judgment, copies of which shall be provided to the Agent and the Lenders and (b) at the request of the Required Lenders, provide such financial information as shall be reasonably acceptable to the Agent and the Required Lenders demonstrating the Borrower's PRO FORMA compliance with the covenants after taking into account such Acquisition and the incurrence of any Indebtedness in connection therewith.

     (H) TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. Except for Restricted Payments permitted by SECTION 7.3(F) and except for the transactions set forth on SCHEDULE 7.3(H), neither the Borrower nor any of its Subsidiaries shall directly or indirectly (a) enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than five percent (5%) or more of any class of voting securities (or other voting interests) of the Borrower, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a "beneficial owner" or Affiliate or (b) pay any director's fees or management fees or other similar fees or similar types of compensation to any holder or holders of Equity Interests of the Borrower or any Affiliates of the Borrower (other than Subsidiaries of the Borrower).

     (I) RESTRICTION ON FUNDAMENTAL CHANGES. Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower's or any such Subsidiary's business or property, whether now or hereafter acquired, except (i) transactions permitted under SECTIONS 7.3(B) or 7.3(G) (ii) the merger of a Subsidiary of the Borrower into a Person acquired in connection with a Permitted Acquisition; (iii) the merger of a wholly-owned Subsidiary of the Borrower with and into the Borrower; and (iv) the merger of a Subsidiary of the Borrower with another Subsidiary of the Borrower; PROVIDED, HOWEVER, (i) with respect to any such permitted mergers involving any Guarantor, the surviving corporation in the merger shall also be or become a Guarantor; and (ii) after the consummation of any such transaction, the Borrower shall be in compliance with the provisions of SECTIONS 7.2(K) and 7.3(E).

     (J) SALES AND LEASEBACKS. Neither the Borrower nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed) (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless (i) the sale involved is not prohibited under
SECTION 7.3(B), (ii) the lease does not involve Indebtedness prohibited under
SECTION 7.3(A) and (iii) the aggregate amount of all obligations incurred by the Borrower and its Subsidiaries in connection therewith does not exceed $1,000,000 outstanding at any time.

     (K) MARGIN REGULATIONS. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

     (L)  ERISA.  The Borrower shall not

           (i) engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

          (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

          (iii) fail, or permit any Controlled Group member to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (iv) terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in any liability of the Borrower or any Controlled Group member under Title IV of ERISA;

          (v) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any Controlled Group member may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (vi) fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

          (vii) amend, or permit any Controlled Group member to amend, a Plan resulting in an increase in current liability for the plan year such that the Borrower or any Controlled Group member is required to provide security to such Plan under Section 401(a)(29) of the Code, except where such transactions, events, circumstances, or failures will not have or is not reasonably likely to subject the Borrower and its Subsidiaries to liability individually or in the aggregate in excess of $1,000,000.

     (M) ISSUANCE OF EQUITY INTERESTS. The Borrower shall not issue any Equity Interests if as a result of such issuance a Change of Control shall occur. None of the Borrower's Subsidiaries shall issue any Equity Interests other than to the Borrower and all of which shall be subject to the applicable Pledge Agreement.

     (N) CORPORATE DOCUMENTS. Neither the Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the Closing Date hereof in any manner adverse to the interests of the Lenders, without the prior written consent of the Required Lenders.

     (O) FISCAL YEAR. The Borrower or any of its consolidated Subsidiaries may change its fiscal year for accounting or tax purposes from a period consisting of the 12-month period ending June 30 of each calendar year only so long as the Borrower shall cause to be delivered not less frequently than every 12 months the audited financial statements of the Borrower and its consolidated Subsidiaries as set forth in SECTION 7.1(A)(ii).

     (P) SUBSIDIARY COVENANTS. The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary.

     (Q) HEDGING OBLIGATIONS. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Borrower or a Subsidiary pursuant to which the Borrower or such Subsidiary has hedged its actual interest rate, foreign currency or commodity exposure.

     (R) SUBORDINATED INDEBTEDNESS. The Borrower shall not and shall not permit any of its Subsidiaries to amend, supplement or modify the terms of any Permitted Subordinated Indebtedness, or make any payment required as a result of an amendment or change thereto, other than amendments, supplements or modifications which (1)(a) decrease the rate of interest payable on such Permitted Subordinated Indebtedness, (b) provide for the payment in kind in lieu of cash of any portion of the interest on the Permitted Subordinated Indebtedness, (c) provide for the extension of the maturity date with respect to any principal or interest payment to be made under the instruments evidencing such Permitted Subordinated Indebtedness, (d) provide more flexibility to the Borrower or its Subsidiaries in connection with any covenants or (e) waive any defaults existing in connection with the Permitted Subordinated Indebtedness and
(2) do not adversely affect in any respect the interests of the Agent or any Lender.

     (S) CHANGE OF DEPOSIT ACCOUNTS. Except to the extent permitted in SECTION 7.3(D)(iv), the Borrower shall not and shall not permit any Guarantor to establish or maintain any deposit account with any bank or other financial institution other than those which within ninety (90) days after the Closing Date (or, in the case of any deposit account established after the closing Date, on or prior to the date such deposit account is established) have entered into a Collection Account Agreement in form and substance acceptable to the Agent.


     7.4  FINANCIAL COVENANTS.  The Borrower shall comply with the following:

     (A) INTEREST COVERAGE RATIO. The Borrower shall maintain a ratio ("INTEREST COVERAGE RATIO") of (i) EBITDA to (ii) Interest Expense, in each case for the Borrower and its consolidated Subsidiaries of at least:

     (1) 2.75 to 1.00 for each fiscal quarter commencing with the fiscal quarter ending March 31, 1999 through the fiscal quarter ending September 30, 1999; and

     (2)  3.00 to 1.00 for each fiscal quarter thereafter.

In each case the Interest Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day. For purposes of the calculation of Interest Expense for any period under this
SECTION 7.4(A), such amounts shall be calculated for any such period by including the actual amount for the applicable period ending on such day attributable to Permitted Acquisitions occurring during such period on a PRO FORMA basis for the period from the first day of the applicable period through the date of the closing of each Permitted Acquisition, utilizing (a) where available or required pursuant to the terms of this Agreement, historical audited and/or reviewed unaudited financial statements obtained from the seller, broken down by fiscal quarter in the Borrower's reasonable judgment or (b) unaudited financial statements (where no audited or reviewed financial statements are required pursuant to the terms of this Agreement) reviewed internally by the Borrower, broken down by fiscal quarter in the Borrower's reasonable judgment, utilizing, without duplication, (A) for the entities acquired prior to the Closing Date, the PRO FORMA adjustments which are consistent with the Commission's regulations and practices as of the Closing Date (whether or not applicable) to account for adjustments to historical Interest Expense as described in the Offering Memorandum and (B) any PRO FORMA adjustments which are consistent with the Commission's regulations and practices as of the Closing Date (whether or not applicable) to account for adjustments to historical Interest Expense for an acquired entity in connection with a Permitted Acquisition.

     (B) LEVERAGE RATIO. The Borrower shall not at any time permit the ratio (the "LEVERAGE RATIO") of (i) Total Debt of the Borrower and its consolidated Subsidiaries to (ii) Adjusted EBITDA of the Borrower and its consolidated Subsidiaries, to be greater than 3.00 to 1.00. The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter (commencing with the fiscal quarter ending March 31 and each fiscal quarter thereafter) based upon (a) for Total Debt, Total Debt as of the last day of each such fiscal quarter; and (b) for Adjusted EBITDA, Adjusted EBITDA for the twelve-month period ending on such day, calculated as set forth in the definition thereof.

     (C) MINIMUM CONSOLIDATED NET WORTH. The Borrower shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) $30,503,070 PLUS (b) seventy-five percent (75%) of Net Income (if positive) calculated separately for each fiscal quarter ending after December 31, 1998, PLUS (c) one-hundred percent (100%) of the adjustment to stockholders' equity made in connection with the issuance of any Capital Stock.

     (D) CAPITAL EXPENDITURES. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, for Capital Expenditures in the acquisition of fixed assets (i) during any period of 12 consecutive months, Capital Expenditures for its business other than the Transportation Business in excess of two percent (2.0%) of Consolidated Revenues of the Borrower and its Subsidiaries other than Consolidated Revenues attributable to the Transportation Business for the immediately preceding twelve months and (ii) during any period of 12 consecutive months, Capital Expenditures for its Transportation Business in excess of eight percent (8.0%) of Consolidated Revenues of the Borrower and its Subsidiaries attributed to the Transportation Business. For purposes of this SECTION 7.4(D), the Capital Expenditures for all Subsidiaries during the applicable twelve-month period are to be included, even though some of such Capital Expenditures occurred prior to such entity becoming a Subsidiary of the Borrower.

ARTICLE VIII:  DEFAULTS

     8.1 DEFAULTS. Each of the following occurrences shall constitute a Default under this Agreement:

     (a) FAILURE TO MAKE PAYMENTS WHEN DUE. The Borrower or any Subsidiary shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within three (3) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

     (b) BREACH OF CERTAIN COVENANTS. The Borrower shall fail or shall fail to cause any of its Subsidiaries to duly and punctually to perform or observe any agreement, covenant or obligation under:

          (i) SECTION 7.1(J), 7.2(B), 7.2(L) or 7.2(M) and such failure shall continue unremedied for ten (10) Business Days;

          (ii) SECTIONS 7.1(A), 7.2(C), 7.2(D), 7.2(E), 7.2(G) through and including 7.2(I) and such failure shall continue unremedied for five (5) Business Days; or

          (iii) SECTIONS 7.1(B),7.2(A), 7.2(F), 7.2(J), 7.2(K), 7.2(N), 7.2(O),
     7.3 or 7.4.

     (c) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries to the Agent or any Lender herein or in any of the other Loan Documents or in any written statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

     (d) OTHER DEFAULTS. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by PARAGRAPHS (a), (b) or (c) of this SECTION 8.1), or the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence thereof.

     (e) DEFAULT AS TO OTHER INDEBTEDNESS. The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness the outstanding principal amount of which Indebtedness is in excess of $500,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement, or any other indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

     (f)  INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

          (i) An involuntary case shall be commenced against the Borrower or any of the Borrower's Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of the Borrower's Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

          (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of the Borrower's Subsidiaries or over all or a substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of the Borrower's Subsidiaries or of all or a substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of the Borrower's Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

     (g) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. The Borrower or any of the Borrower's Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

     (h) JUDGMENTS AND ATTACHMENTS. Any money judgment(s), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $500,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

     (i) DISSOLUTION. Any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower or any of its Subsidiaries shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

     (j)  LOAN DOCUMENTS; FAILURE OF SECURITY.  At any time, for any reason,
(i) any Loan Document ceases to be in full force and effect or the Borrower or any of the Borrower's Subsidiaries party thereto seeks to repudiate its obligations thereunder or the Liens intended to be created thereby are, or the Borrower or any such Subsidiary seeks to render such Liens, invalid or unperfected, or (ii) any Lien on any Collateral of any Material Subsidiary shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Lien shall not have the priority contemplated by this Agreement or the Loan Documents.

     (k) TERMINATION EVENT. Any Termination Event occurs which is reasonably likely to subject the Borrower or any of its Subsidiaries to liability individually or in the aggregate in excess of $1,000,000.

     (l) WAIVER OF MINIMUM FUNDING STANDARD. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Lender believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any Controlled Group member to liability individually or in the aggregate in excess of $1,000,000.

     (m) CHANGE OF CONTROL.  A Change of Control shall occur.

     (n) HEDGING AGREEMENTS. Nonpayment by the Borrower or any Subsidiary of any obligation under any Hedging Agreement or the breach by the Borrower or Subsidiary of any other term, provision or condition contained in any Hedging Agreement and such nonpayment or breach shall continue for ten (10) days after the occurrence thereof.

     (o) GUARANTOR DEFAULT OR REVOCATION. Any Guaranty shall fail to remain in full force or effect or any action shall be taken by the Borrower or any Subsidiary to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor denies that it has any further liability under any Guaranty to which it is a party, or gives notice to such effect.

     (p) FAILURE OF SUBORDINATION. The subordination provisions of the documents and instruments evidencing any Permitted Subordinated Indebtedness shall, at any time, be invalidated or otherwise cease to be in full force and effect.

     A Default shall be deemed "continuing" until cured or until waived in writing in accordance with SECTION 9.3.

ARTICLE IX:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

     9.1  TERMINATION OF COMMITMENTS; ACCELERATION.  If any Default described in
SECTION 8.1(f) or 8.1(g) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the Issuing Bank or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon, after written notice to the Borrower, the Obligations shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which the Borrower expressly waives.

     9.2 DEFAULTING LENDER. In the event that any Lender fails to fund its Pro Rata Share of any Advance requested or deemed requested by the Borrower, which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a "NON PRO RATA LOAN"), until the earlier of such Lender's cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

          (i) the foregoing provisions of this SECTION 9.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to SECTION 2.8;

          (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Advance at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Advance is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this SECTION 9.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

          (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Advance ("CURE LOANS") shall bear interest at the rate applicable to Floating Rate

     Loans in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Floating Rate Loans;

          (iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Floating Rate Loans shall be applied FIRST, ratably to all Floating Rate Loans constituting Non Pro Rata Loans, SECOND, ratably to Floating Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, THIRD, ratably to Floating Rate Loans constituting Cure Loans;

          (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Advance and the termination of the Commitments, the term "Required Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Advance have not been so cured) whose Pro Rata Shares represent sixty-six and two-thirds percent (66 2/3%) of the aggregate Pro Rata Shares of such Lenders; and

          (vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Advance is cured in accordance with SECTION 9.2(ii), (A) such Lender shall not be entitled to any commitment fees with respect to its Commitment and (B) such Lender shall not be entitled to any letter of credit fees, which commitment fees and letter of credit fees shall accrue in favor of the Lenders which have funded their respective Pro Rata Share of such requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Commitments, and shall be calculated based upon the average amount by which the aggregate Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, PLUS (II) the outstanding Reimbursement Obligations owing to such performing Lenders, PLUS (III) the aggregate participation interests of such performing Lenders arising pursuant to SECTION 3.5 with respect to undrawn and outstanding Letters of Credit.

     9.3 AMENDMENTS. Subject to the provisions of this ARTICLE IX, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder or any provision in any Loan Document; PROVIDED, HOWEVER, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

          (i) Postpone or extend the Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement

     Obligations or any fees or other amounts payable to such Lender (except with respect to (a) any modifications of the provisions relating to prepayments of Loans and other Obligations and (b) a waiver of the application of the default rate of interest pursuant to SECTION 2.9 hereof);

          (ii) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon (including as a result of a change in the definition of Leverage Ratio or any of the components thereof or the method of calculation thereof);

          (iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters;

          (iv) Other than pursuant to the provisions of SECTION 2.4(b), increase the amount of the Commitment of any Lender hereunder;

          (v)  Permit the Borrower to assign its rights under this Agreement;

          (vi)  Amend this SECTION 9.3;

          (vii) Other than in connection with a transaction permitted under the terms of the Agreement release any Guarantor of the Obligations; or

          (viii) Other than in connection with a transaction permitted under the terms of the Agreement, release a material portion of the Collateral.

No amendment of any provision of this Agreement relating to (a) the Agent shall be effective without the written consent of the Agent and (b) Letters of Credit shall be effective without the written consent of the Issuing Bank. The Agent may waive payment of the fee required under SECTION 13.3(B) without obtaining the consent of any of the Lenders.

     9.4 PRESERVATION OF RIGHTS. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to SECTION 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


ARTICLE X:  GENERAL PROVISIONS

     10.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Revolving Notes and the making of the Loans herein contemplated.

     10.2 GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     10.3 PERFORMANCE OF OBLIGATIONS. The Borrower agrees that the Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral (other than taxes which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles) and (ii) after the occurrence and during the continuance of a Default, make any other payment or perform any act required of the Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the Collateral or enhance the likelihood of repayment of the Obligations. The Agent shall use its reasonable efforts to give the Borrower and the Lenders notice of any action taken under this SECTION 10.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's or Lenders' obligations in respect thereof. The Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this SECTION 10.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this SECTION 10.3 within one (1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in

Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this SECTION 10.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this SECTION 10.3 shall constitute Obligations for purposes hereof.

     10.4 HEADINGS. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     10.5 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL AND ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE BORROWER, THE AGENT AND THE LENDERS AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS AMONG THE BORROWER, THE AGENT AND THE LENDERS RELATING TO THE SUBJECT MATTER THEREOF.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

     10.6 SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     10.7  EXPENSES; INDEMNIFICATION.

     (A) EXPENSES. The Borrower shall reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent, which attorneys and paralegals may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent and the Lenders, which attorneys and paralegals may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. In addition to expenses set forth above, the Borrower agrees to reimburse the Agent, promptly after the Agent's request therefor, for each audit or other business analysis performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Agent's then reasonable and customary charges for each person employed to perform such audit or analysis, plus all costs and expenses (including without limitation, travel expenses) incurred by the Agent in the performance of such audit or analysis. Agent shall provide the Borrower with a detailed statement of all reimbursements requested under this
SECTION 10.7(A).

     (B) INDEMNITY. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Lenders and each of their respective Affiliates, and each of such Agent's, Lender's, or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in ARTICLE V) (collectively, the "INDEMNITEES") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

          (i) this Agreement, the other Loan Documents or any act, event or transaction related or attendant thereto or to any Permitted Acquisition, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

          (ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its

     Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "INDEMNIFIED MATTERS");

PROVIDED, HOWEVER, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from (y) a dispute among the Lenders or a dispute between any Lender and the Agent, or (z) the willful misconduct or Gross Negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION 10.7(B) TO APPLY AND PROTECT EACH INDEMNIFIED PERSON FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY CLAIM.


     (C) WAIVER OF CERTAIN CLAIMS; SETTLEMENT OF CLAIMS. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement, the other Loan Documents or in connection with any Permitted Acquisition or related transactions (whether or not the Agent or any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

     (D) SURVIVAL OF AGREEMENTS. The obligations and agreements of the Borrower under this SECTION 10.7 shall survive the termination of this Agreement.

     10.8 NUMBERS OF DOCUMENTS. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     10.9 ACCOUNTING. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     10.10 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     10.11 NONLIABILITY OF LENDERS. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     10.12 GOVERNING LAW. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN DALLAS, TEXAS, AND THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS. ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT, ANY LENDER, OR ANY INDEMNITEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     10.13.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

     (A) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN DALLAS, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN DALLAS, TEXAS.

     (B) SERVICE OF PROCESS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY APPOINTS CT CORPORATION AS THE BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

     (C) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (D) WAIVER OF BOND. THE BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

     (E) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 10.13, WITH ITS COUNSEL.

     10.14 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     10.15 SUBORDINATION OF INTERCOMPANY INDEBTEDNESS. The Borrower agrees that any and all claims of the Borrower against any Guarantor, any endorser or any other guarantor of all or any part of the Obligations, or against any of its properties, including, without limitation, pursuant to the any intercompany Indebtedness permitted under SECTION 7.3(A)(vi), shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations. Notwithstanding any right of the Borrower to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor shall be and are Subordinated to the rights, if any, of the Lenders and the Agent in those assets. The Borrower shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations shall have been paid in full in cash and satisfied and all financing arrangements under this Agreement and the other Loan Documents between the Borrower and the Agent and the Lenders have been terminated. If, during the continuance of a Default, all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, then, and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Guarantor to the Borrower, including, without limitation, pursuant to the any intercompany Indebtedness permitted under SECTION 7.3(A)(vi) ("INTERCOMPANY INDEBTEDNESS") shall be paid or delivered directly to the Agent for application on any of the Obligations, due or to become due, until such Obligations shall have first been paid in full in cash and satisfied; PROVIDED, HOWEVER, ordinary course payments or distributions made by any Guarantor to the Borrower shall be required to be paid or delivered to the Agent only upon the Agent's request. The Borrower irrevocably authorizes and empowers the Agent to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of the Borrower such proofs of claim and take such other action, in the Agent's own name or in the name of the Borrower or otherwise, as the Agent may deem necessary or advisable for the enforcement of this SECTION 10.15. The Agent may vote such proofs of claim in any such proceeding, receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and apply the same on account of any of the Obligations. Should any payment, distribution, security or instrument or proceeds thereof be received by the Borrower upon or with respect to the Intercompany Indebtedness during the continuance of a Default and prior to the satisfaction of all of the Obligations and the termination of all financing arrangements under this Agreement and the other Loan Documents between the Borrower and the Agent and the Lenders, the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Agent and the Holders of Secured Obligations and shall forthwith deliver the same to the Agent, for the benefit of the Agent and the Holders of Secured Obligations, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower as the property of the Agent and the Lenders; PROVIDED, HOWEVER, ordinary course payments or distributions made by any Guarantor to the Borrower shall be required to be paid or delivered to the Agent only upon the Agent's request. If the Borrower fails to make any such endorsement or assignment to the Agent, the Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower agrees that until the Obligations have been paid in full in cash and satisfied and all financing arrangements under this Agreement and the other Loan Documents between the Borrower and the Agent and the Lenders have been terminated, the Borrower will not assign or transfer to any Person (other than the Agent) any claim the Borrower has or may have against any Guarantor.

     10.16. USURY NOT INTENDED. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of Texas and the United States of America from time-to-time in effect. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Revolving Notes (or if such Revolving Notes shall have been paid in full, refund said excess to the Borrower); PROVIDED, however, that it at any time the Floating Rate or Eurodollar Rate applicable to any of the Obligations hereunder shall exceed the Maximum Rate, thereby causing such rate of interest to be limited to the Maximum Rate, then any subsequent reduction in the Floating Rate or Eurodollar Rate as applicable shall not reduce the rate of interest on the Obligations below the Maximum Rate until the total amount of interest accrued on the Obligations equals the amount of interest which would have accrued on the obligations if the Floating Rate or Eurodollar Rate, as applicable, had at all times been in effect. In the event that the maturity of the Revolving Notes are accelerated by reason of any election of the holder thereof resulting from any Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Revolving Notes (or, if the applicable Revolving Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary payments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Revolving Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations in accordance with the maximum amounts outstanding from time to time thereunder and the maximum legal rates of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith. To the extent federal law permits the Agent and the Lenders to contract for, charge or receive a greater amount of interest, the Agent and the Lenders will rely on federal law instead of the Texas Finance Code, as supplemented by Texas Credit Title, for the purpose of determining the Maximum Rate. Additionally, to the maximum extent permitted by applicable law now or hereafter in effect, Agent may, at its option and from time to time, implement any other method of computing the Maximum Rate under the Texas Finance Code (as supplemented by Texas Credit Title) or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of the Agent and the Lenders to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

     10.17. BUSINESS LOANS. The Borrower warrants and represents that the Loans evidenced by the Revolving Notes are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Agreement and the other Loan Documents.


ARTICLE XI:  THE AGENT

     11.1 APPOINTMENT; NATURE OF RELATIONSHIP. Bank One, Texas, NA is appointed by the Lenders as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent (for so long as the Agent remains in such capacity under this Agreement) to act as the contractual representative of such Lender with only the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this ARTICLE XI. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

     11.2 POWERS. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Agent.

     11.3 GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from (i) the Gross Negligence or willful misconduct of such Person or (ii) breach of contract by such Person with respect to the Loan Documents. THE PARTIES INTEND FOR THE PROVISIONS OF THIS
SECTION 11.3 TO APPLY AND PROTECT EACH INDEMNIFIED PERSON FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY CLAIM.

     11.4 NO RESPONSIBILITY FOR LOANS, CREDITWORTHINESS, COLLATERAL, RECITALS, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify
(i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in ARTICLE V, except receipt of items required to be delivered solely to the Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

     11.5 ACTION ON INSTRUCTIONS OF LENDERS. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan

Document in accordance with written instructions signed by the Required Lenders (or any other percentage of Lenders specified to be the applicable percentage in this Agreement or any other Loan Document to act on specified matters), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Revolving Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     11.6 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

     11.7 RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any Revolving Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     11.8 THE AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents,
(ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, PROVIDED that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Agent. THE PARTIES INTEND FOR THE PROVISIONS OF THIS SECTION 11.8 TO APPLY AND PROTECT THE AGENT FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE, WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY CLAIM.

     11.9 RIGHTS AS A LENDER. With respect to its Commitment, Loans made by it and the Revolving Notes issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as through it were not the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

     11.10 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     11.11 SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

     11.12 COLLATERAL DOCUMENTS. (a) Each Lender authorizes the Agent to enter into the Pledge Agreements and each of the other Collateral documents contemplated thereby (collectively, the "Collateral Documents") to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.

     (b) In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Agent is hereby authorized to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Agent on behalf of the Holders of Secured Obligations.

     (c) The Lenders hereby authorize the Agent, at its option and in its discretion, to (y) release any Lien granted to or held by the Agent upon any Collateral and/or (z) release any Guarantor from its obligations under the Guaranty (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby;
(ii) in connection with any transaction permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) in connection with any transaction approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this SECTION 11.12(c).

     (d) Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, or consummation of any transaction involving the sale of all or substantially all of the assets of a Guarantor and upon at least five Business Days' prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred or evidence the release of the applicable Guarantor from its obligations under the Guaranty; PROVIDED, HOWEVER, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations any other Guarantor's obligations under the Guaranty or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

ARTICLE XII:  SETOFF; RATABLE PAYMENTS

     12.1 SETOFF. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     12.2 RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to SECTIONS 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

     12.3  APPLICATION OF PAYMENTS.  Subject to the provisions of SECTION 9.2,
(i) prior to the occurrence of a Default, the Agent shall apply all payments and prepayments in respect of the Obligations in such order as shall be specified by the Borrower and (ii) after the occurrence of a Default, the Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this SECTION 12.3, apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

          (A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

          (B) second, to pay interest on and then principal of any advance made under SECTION 10.3 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

          (C) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

          (D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the Issuing Bank;

          (E) fifth, to pay interest due in respect of Loans and L/C
     Obligations;

          (F) sixth, to the ratable payment or prepayment of principal outstanding on Loans, Reimbursement Obligations and outstanding Hedging Obligations under any Hedging Agreements, in such order as the Agent may determine in its sole discretion;

          (G) seventh, to provide required cash collateral, if required pursuant to SECTION 3.10 and

          (H) eighth, to the ratable payment of all other Secured Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans shall be applied FIRST, to repay outstanding Floating Rate Loans, and THEN to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in CLAUSE
(ii) of this SECTION 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent and the Issuing Bank as among themselves. The order of priority set forth in CLAUSES (D) through (H) of this SECTION 12.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in CLAUSES (A) through (C) of this SECTION 12.3 may be changed only with the prior written consent of the Agent.

     12.4  RELATIONS AMONG LENDERS.

     (a) Except with respect to the exercise of set-off rights of any Lender in accordance with SECTION 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the second sentence of CLAUSE
(b) below, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

     (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender. Notwithstanding the foregoing, and subject to SECTION 12.2, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Loan made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.


ARTICLE XIII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     13.1 SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Holders of Secured Obligations and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with SECTION 13.3 hereof. Notwithstanding clause (ii) of this SECTION 13.1, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Revolving Notes to a Federal Reserve Bank; PROVIDED, HOWEVER, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Revolving Note as the owner thereof for all purposes hereof unless and until such payee complies with
SECTION 13.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Revolving Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Revolving Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Note or of any Revolving Note or Revolving Notes issued in exchange therefor.

     13.2  PARTICIPATIONS.

     (A) PERMITTED PARTICIPANTS; EFFECT. Subject to the terms set forth in this SECTION 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Revolving Note held by such Lender, any Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis. Notice of such participation to the Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate of a Lender. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Revolving Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of ARTICLE IV hereof, the Participants shall be entitled to the same rights as if they were Lenders.

     (B) VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which requires the consent of all of the affected Lenders pursuant to the terms of SECTION 9.3.

     (C) BENEFIT OF SETOFF. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in SECTION 12.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, PROVIDED that each Lender shall retain the right of setoff provided in SECTION 12.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
SECTION 12.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with SECTION 12.2 as if each Participant were a Lender.

     13.3  ASSIGNMENTS.

     (A) PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("PURCHASERS") all or a portion of its rights and obligations under this Agreement (including, without limitation, its Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with the provisions of this SECTION 13.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement. Such assignment shall be effected through an Assignment Agreement substantially in the form of EXHIBIT A hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender's rights and obligations under the Loan Documents or, without the prior written consent of the Agent, involves Loans and Commitments in an aggregate amount of at least $5,000,000. The consent of the Agent and, so long as no Default or Unmatured Default shall have occurred and is continuing, the Borrower (which consent, in each such case, shall not be unreasonably withheld or delayed), shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof.

     (B) EFFECT; CLOSING DATE. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as APPENDIX I to EXHIBIT A hereto (a "NOTICE OF ASSIGNMENT"), together with any consent required by SECTION 13.3(A) hereof, and (ii) payment of a $3,500 fee by the assignor or the assignee (as agreed) to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and L/C Obligations under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans and Letter of Credit participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this SECTION 13.3(B), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Revolving Notes are issued to such transferor Lender and new Revolving Notes or, as appropriate, replacement Revolving Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitments, as adjusted pursuant to such assignment.

     (C)  THE REGISTER.  The Agent shall maintain at its address referred to in
SECTION 14.1 a copy of each Commitment and Acceptance delivered pursuant to
SECTION 2.4(b) and each Assignment Agreement delivered to and accepted by it pursuant to this SECTION 13.3 and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitment of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender, became a Lender pursuant to SECTION 2.4(b) or the assignee of another Lender pursuant to an assignment under this
SECTION 13.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     13.4 CONFIDENTIALITY. Subject to SECTION 13.5, the Agent and the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this SECTION 13.4. In no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrower; PROVIDED, HOWEVER, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Agreement.

     13.5 DISSEMINATION OF INFORMATION. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "TRANSFEREE") and any prospective Transferee any and all information in such Lender's possession concerning the Borrower and its Subsidiaries and the Collateral; PROVIDED that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with SECTION 13.4 the confidentiality of any confidential information described therein.


ARTICLE XIV:  NOTICES

     14.1 GIVING NOTICE. Except as otherwise permitted by SECTION 2.11 with respect to Borrowing Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

     14.2 CHANGE OF ADDRESS. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV:  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile or telephone, that it has taken such action.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the Closing Date.


                                   PRECEPT BUSINESS SERVICES, INC.,
                                   as the Borrower

                                   By:
                                      ----------------------------
                                      Name: William W. Solomon, Jr.
                                      Title: Chief Financial Officer

                                   Address:
                                   1909 Woodall Rogers Freeway
                                   Suite 500
                                   Dallas, TX 75201

                                   Attention:  Chief Financial Officer
                                   Telephone No.:  (214) 754-6620
                                   Facsimile No.:  (214) 220-1082


                                   BANK ONE, TEXAS, NA, as Agent and as a Lender

                                   By:
                                      ---------------------------
                                      Name:
                                      Title:

                                   Address:
                                   1717 Main Street
                                   4th Floor
                                   Dallas, Texas  75201

                                   Attention:  Cory Olson
                                   Telephone No.: (214) 290-4438
                                   Facsimile No.: (214) 290-2054

                                   WELLS FARGO BANK (TEXAS), NATIONAL
                                   ASSOCIATION



                                   By:___________________________
                                      Name: Brent Bertino
                                      Title: Assistant Vice President

                                   Address:
                                   1445 Ross Avenue
                                   3rd Floor
                                   Dallas, Texas 75202


                                   Attention: Brent Bertino
                                   Telephone No.: (214) 969-0370
                                   Facsimile No.: (214) 969-0370

                                     SCHEDULE 3.1

                             EXISTING LETTERS OF CREDIT

                                                                                     Date Of
                                                                                     Issuance

ISSUER              AMOUNT      ACCOUNT PARTY               BENEFICIARY              NUMBER
---------------------------------------------------------------------------------------------
Wells Fargo Bank    $330,000    Precept Investors, Inc.     Texas Central Bank       10/3/97
 (Texas), N.A.                                                                       No.
 NZS282824